GLOBAL PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 14, 1997)

                              NB CAPITAL TRUST III
                    500,000 FLOATING RATE CAPITAL SECURITIES
                (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)
                       GUARANTEED AS SET FORTH HEREIN BY

                           NATIONSBANK(Register mark)

     The Floating Rate Capital Securities (the "Capital Securities") offered hereby represent preferred undivided beneficial interests in the assets of NB Capital Trust III, a statutory business trust formed under the laws of the State of Delaware ("NB Capital Trust" or the "Trust"). NationsBank Corporation, a North Carolina corporation ("NationsBank" or the "Corporation"), will own all of the common securities representing undivided beneficial interests in the assets of NB Capital Trust (such common securities, the "Common Securities" and, together with the Capital Securities, the "Trust Securities"). Application has been made to list the Capital Securities on the Luxembourg Stock Exchange.
                                                        (CONTINUED ON NEXT PAGE)

     SEE "RISK FACTORS" BEGINNING ON PAGE S-8 OF THIS GLOBAL PROSPECTUS SUPPLEMENT FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE CAPITAL SECURITIES.

THE  OFFERED SECURITIES  ARE  NOT SAVINGS  ACCOUNTS OR BANK DEPOSITS, ARE NOT
  OBLIGATIONS OF OR GUARANTEED BY ANY BANKING AFFILIATE OF NATIONSBANK, ARE
    NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
      GOVERNMENT AGENCY AND INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE
                             LOSS OF PRINCIPAL.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION, THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH
    CAROLINA (THE "COMMISSIONER")  OR ANY STATE SECURITIES COMMISSION NOR
     HAS THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OR ANY
      STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
        OF THIS GLOBAL PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH
        IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TO BE USED BY
   NATIONSBANC CAPITAL MARKETS, INC., A BROKER-DEALER AND A DIRECT WHOLLY OWNED SUBSIDIARY OF NATIONSBANK, IN CONNECTION WITH OFFERS AND SALES
     RELATED TO SECONDARY MARKET TRANSACTIONS IN THE OFFERED SECURITIES.
       NATIONSBANC CAPITAL MARKETS, INC. OR ITS AFFILIATES MAY ACT AS
        PRINCIPAL OR AGENT IN SUCH TRANSACTIONS. ANY SUCH SALES WILL
          BE MADE AT NEGOTIATED PRICES RELATING TO PREVAILING MARKET
                   PRICES AT THE TIME OF SALE OR OTHERWISE.

                       NATIONSBANC CAPITAL MARKETS, INC.

       The date of this Global Prospectus Supplement is January 22, 1997.

(CONTINUED FROM PREVIOUS PAGE)

     NB Capital Trust exists for the sole purpose of issuing the Trust Securities and investing the gross proceeds thereof in $515,500,000 of Floating Rate Junior Subordinated Deferrable Interest Notes due 2027 (the "Junior Subordinated Notes") of NationsBank. The Junior Subordinated Notes, the Capital Securities and the related Capital Securities Guarantee (as defined herein) in respect of which this Global Prospectus Supplement is being delivered are referred to herein as the "Offered Securities." The Junior Subordinated Notes will mature on January 15, 2027 (the "Stated Maturity"). The Junior Subordinated Notes when issued will be unsecured obligations of NationsBank and will be subordinate and junior in right of payment to other indebtedness of the Corporation, as described herein. Upon an Event of Default (as defined in the accompanying Prospectus) under the Declaration (as defined herein), the holders of Capital Securities will have a preference over the holders of the Common Securities with respect to payments in respect of Distributions (as defined herein) and payments upon redemption, liquidation and otherwise.

     The preferred undivided beneficial interests in the assets of the Trust referred to in this Global Prospectus Supplement as the "Capital Securities" and the related guarantee referred to in this Global Prospectus Supplement as the "Capital Securities Guarantee" are referred to in the accompanying Prospectus as the "Preferred Securities" and the "Preferred Securities Guarantee", respectively.

     Because holders of Capital Securities may receive Junior Subordinated Notes upon dissolution of the Trust, prospective purchasers of Capital Securities are also making an investment decision with regard to the Junior Subordinated Notes and should carefully review all the information regarding the Junior Subordinated Notes contained herein and in the accompanying Prospectus. See "Description of the Junior Subordinated Notes -- General", "Description of the Capital Securities -- Distribution of the Junior Subordinated Notes to Trust Securityholders" and " -- Liquidation Distribution Upon Dissolution."

     Holders of the Capital Securities are entitled to receive cumulative cash distributions ("Distributions") accumulating from the date of original issuance and payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1997, (each a "Distribution Payment Date") in respect of the liquidation amount of $1,000 per Capital Security at a rate per annum equal to LIBOR (as defined herein) plus 0.55% (the "Distribution Rate"). The payment of Distributions out of moneys held by NB Capital Trust and payments on liquidation of NB Capital Trust or the redemption of Capital Securities, as set forth below, are guaranteed on a subordinated basis by NationsBank (the "Capital Securities Guarantee") as described herein and under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Capital Securities Guarantee covers payments of Distributions and other payments on the Capital Securities only if and to the extent that NB Capital Trust has funds available therefor which will only occur if NationsBank has made a payment of interest or principal or other payments on the Junior Subordinated Notes held by NB Capital Trust as its sole asset. The Capital Securities Guarantee, when taken together with the Corporation's obligations under the Junior Subordinated Notes and the Indenture (as defined herein) and its obligations under the Declaration, including its liabilities to pay costs, expenses, debts and obligations of NB Capital Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee on a subordinated basis of amounts due on the Capital Securities. See "Risk Factors -- Rights Under the Capital Securities Guarantee" herein. The obligations of NationsBank under the Capital Securities Guarantee rank (i) subordinate and junior in right of payment to all other liabilities, including contingent liabilities, of NationsBank (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Corporation and with any guarantee now or hereafter entered into by NationsBank in respect of any preferred or preference stock of any affiliate of the Corporation (including guarantees relating to preferred securities previously issued by NB Capital Trust I and NB Capital Trust II, other wholly owned trust subsidiaries of the Corporation, having an aggregate liquidation value of $965,000,000) and (iii) senior to the Corporation's common stock. The obligations of NationsBank under the Junior Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Obligations (as defined herein) of NationsBank, which were approximately $17.7 billion at December 31, 1996. The Junior Subordinated Notes purchased by the Trust may be subsequently distributed pro rata to holders of the Trust Securities in connection with the dissolution of the Trust.
                                                        (CONTINUED ON NEXT PAGE)

(CONTINUED FROM PREVIOUS PAGE)

     The Distribution Rate and the Distribution Payment Date and other payment dates for the Capital Securities will correspond to the interest rate and Interest Payment Dates (as defined herein) and other payment dates on the Junior Subordinated Notes, which will be the sole assets of the Trust. As a result, if NationsBank does not make principal or interest payments on the Junior Subordinated Notes, the Trust will not have sufficient funds to make Distributions on the Capital Securities. In such event, the Capital Securities Guarantee will not apply to such Distributions until the Trust has sufficient funds available therefor.

     NationsBank has the right to defer payments of interest on the Junior Subordinated Notes by extending the Interest Payment Period (as defined herein) on the Junior Subordinated Notes for up to 20 consecutive quarterly periods (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Notes. If interest payments are so deferred, Distributions on the Capital Securities will also be deferred. During such Extension Period, Distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at a rate per annum equal to LIBOR plus 0.55%, compounded quarterly from the relevant Distribution Payment Date. During any Extension Period, holders of Capital Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash Distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Notes. See "Risk Factors -- Option to Extend Interest Payment Period"; "Description of the Junior Subordinated Notes -- Option to Extend Interest Payment Period"; and "United States Federal Income
Taxation -- Interest Income and Original Issue Discount."

     The Junior Subordinated Notes are payable in whole at the Stated Maturity. Subject to the Corporation having received prior approval of the Board of Governors of the Federal Reserve Board System (the "Federal Reserve Board"), if required, the Junior Subordinated Notes may be prepaid prior to the Stated Maturity at the option of the Corporation (i) in whole, but not in part, prior to January 15, 2007 (a "Special Event Prepayment"), upon the occurrence and continuation of a Special Event (as defined herein), or (ii) in whole or in part at any time on or after January 15, 2007 (an "Optional Prepayment"), in each case at a price (the "Prepayment Price") equal to the principal amount of the Junior Subordinated Notes so prepaid plus the accrued and unpaid interest on the Junior Subordinated Notes so prepaid (including Additional Interest and Compounded Interest, as defined herein), to the date of prepayment. See "Description of the Junior Subordinated Notes -- Special Event Prepayment" and
" -- Optional Prepayment."

     As a result of the payment and prepayment terms of the Junior Subordinated Notes, the Capital Securities are subject to mandatory redemption as follows:
(i) in whole, but not in part, prior to January 15, 2007 contemporaneously with a Special Event Prepayment, (ii) in whole or in part on or after January 15, 2007 contemporaneously with an Optional Prepayment, or (iii) at the Stated Maturity upon payment of the Junior Subordinated Notes, in each case at a redemption price (the "Redemption Price") equal to the principal amount of the Capital Securities so redeemed plus the accrued and unpaid Distributions (including interest thereon, if any) on the Capital Securities so redeemed to the date fixed for redemption. See "Description of the Capital Securities -- Redemption of Capital Securities Upon Payment or Prepayment of Junior Subordinated Notes."

     NationsBank will have the right at any time to liquidate the Trust and cause the Junior Subordinated Notes to be distributed to the holders of the Trust Securities, provided that NationsBank has received prior approval from the Federal Reserve Board, if required. See "Description of the Junior Subordinated Notes" and "Description of the Capital Securities -- Redemption of Capital Securities Upon Payment or Prepayment of Junior Subordinated Notes." If the Junior Subordinated Notes are distributed to the holders of the Capital Securities, NationsBank will use its best efforts to have the Junior Subordinated Notes listed on any exchanges on which the Capital Securities are then listed. Application has been made to list the Capital Securities on the Luxembourg Stock Exchange. NationsBank and NB Capital Trust do not intend to apply to list the Capital Securities on any other securities exchange.

                                                        (CONTINUED ON NEXT PAGE)

(CONTINUED FROM PREVIOUS PAGE)

     In the event of the involuntary or voluntary dissolution, winding-up or termination of the Trust, the holders of the Capital Securities will be entitled to receive for each Capital Security a liquidation amount of $1,000 plus accrued and unpaid Distributions thereon (including interest thereon, if any) to the date of payment, unless, in connection with such dissolution, the Junior Subordinated Notes are distributed to the holders of the Capital Securities. See "Description of the Capital Securities -- Liquidation Distribution Upon Dissolution." Any such distribution of the Junior Subordinated Notes may be subject to the prior approval of the Federal Reserve Board.

     The Capital Securities will be represented by one or more global securities (each a "Global Security") registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants including depositaries for Cedel Bank, societe anonyme ("Cedel Bank") and Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (the "Euroclear Operator" or "Euroclear"). Except as described in "Description of the Capital
Securities -- Book-Entry Only Issuance", Capital Securities in certificated form will not be issued in exchange for the Global Securities.

     This Global Prospectus Supplement and the related Prospectus do not constitute an offer to sell or the solicitation of an offer to buy the Capital Securities in any jurisdiction in which such offer or solicitation is unlawful. The Capital Securities offered hereby or sold in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, whether as principal or agent (except in circumstances that do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995), and this Global Prospectus Supplement may only be issued or passed on to any person in the United Kingdom if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or a person to whom this Global Prospectus Supplement may otherwise lawfully be passed on.

                            NATIONSBANK CORPORATION

     NationsBank is a multi-bank holding company established as a North Carolina corporation in 1968 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), with its principal assets being the stock of its subsidiaries. Through its banking subsidiaries (the "Banks") and its various non-banking subsidiaries, NationsBank provides banking and banking-related services, primarily throughout the Southeast and Mid-Atlantic states and Texas and, since January 7, 1997, in the states previously serviced by Boatmen's Bancshares, Inc. See "Recent Developments". The principal executive offices of NationsBank are located at NationsBank Corporate Center in Charlotte, North Carolina 28255. Its telephone number is (704) 386-5000.

                                NB CAPITAL TRUST

     NB Capital Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of October 29, 1996, executed by NationsBank, as sponsor (the "Sponsor"), and the trustees of NB Capital Trust (the "NB Trustees") and (ii) a certificate of trust filed with the Secretary of State of the State of Delaware on November 1, 1996. The initial declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Global Prospectus Supplement and the accompanying Prospectus form a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). NationsBank will directly or indirectly acquire all the Common Securities which will represent an aggregate liquidation amount equal to at least three percent of the total capital of NB Capital Trust. NB Capital Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Notes and (iii) engaging in only those other activities necessary or incidental thereto.

     Pursuant to the Declaration, the number of NB Trustees will initially be five. Three of the NB Trustees (the "Regular Trustees") will be persons who are employees or officers of, or who are affiliated with, NationsBank. The fourth trustee will be a financial institution that is unaffiliated with NationsBank, which trustee will serve as institutional trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). The Bank of New York, a New York banking corporation, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, The Bank of New York will act as trustee (the "Capital Securities Guarantee Trustee") under the Capital Securities Guarantee and as Debt Trustee (as defined herein) under the Indenture. The fifth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Initially, The Bank of New York (Delaware), an affiliate of the Property Trustee, will act as Delaware Trustee. See "Description of the Preferred Securities Guarantees" in the accompanying Prospectus and "Description of the Capital Securities -- Voting Rights" herein.

     The Property Trustee will hold title to the Junior Subordinated Notes for the benefit of the holders of the Trust Securities and in such capacity will have the power to exercise all rights, powers and privileges under the Indenture. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest-bearing bank account (the "Property Account") to hold all payments made in respect of the Junior Subordinated Notes for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Capital Securities Guarantee Trustee will hold the Capital Securities Guarantee for the benefit of the holders of the Capital Securities. NationsBank, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any NB Trustee and to increase or decrease the number of NB Trustees. NationsBank will pay all fees and expenses related to NB Capital Trust and the offering of the Trust Securities. See "Description of the Junior Subordinated Notes -- Miscellaneous."

     The rights of the holders of the Capital Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Capital Securities."

                            NATIONSBANK CORPORATION
                            SELECTED FINANCIAL DATA

     The following selected financial data for the five years ended December 31, 1995 are derived from financial statements of the Corporation audited by Price Waterhouse LLP, independent accountants. The financial data for the nine months ended September 30, 1996 and 1995 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting only of normal recurring accruals, that the Corporation considers necessary for a fair presentation of its financial position and the results of its operations as of such dates and for such periods. Results for the nine months ended September 30, 1996 are not necessarily indicative of the results that might be expected for any other interim period or for the year as a whole.

                                                                  NINE MONTHS
                                                              ENDED SEPTEMBER 30,                  YEAR ENDED
                                                                                                  DECEMBER 31,
                                                                1996       1995       1995       1994       1993       1992
                                                               (AMOUNTS IN MILLIONS EXCEPT PER SHARE INFORMATION AND RATIOS)
Income statement:
  Income from earning assets................................. $ 10,438   $  9,859   $ 13,220   $ 10,529   $  8,327   $  7,780
  Interest expense...........................................    5,699      5,825      7,773      5,318      3,690      3,682
  Net interest income........................................    4,739      4,034      5,447      5,211      4,637      4,098
  Provision for credit losses................................      455        240        382        310        430        715
  Gains (losses) on sales of securities......................       34          8         29        (13)        84        249
  Noninterest income.........................................    2,688      2,232      3,078      2,597      2,101      1,913
  Merger-related charge......................................      118         --         --         --         30         --
  Noninterest expense (including OREO expense)...............    4,212      3,831      5,181      4,930      4,371      4,149
  Income before income taxes and effect of change in method
    of accounting for income taxes...........................    2,676      2,203      2,991      2,555      1,991      1,396
  Income tax expense (benefit)...............................      933        763      1,041        865        690        251
  Net income.................................................    1,743      1,440      1,950      1,690      1,501      1,145
  Net income applicable to common shareholders...............    1,732      1,434      1,942      1,680      1,491      1,121
Per common share:
  Net income (primary)....................................... $   5.82   $   5.26   $   7.13   $   6.12   $   5.78   $   4.60
  Net income (fully diluted).................................     5.73       5.19       7.04       6.06       5.72(1)     4.52
  Cash dividends paid........................................     1.74       1.50       2.08       1.88       1.64       1.51
  Shareholders' equity (period-end)..........................    45.77      44.00      46.52      39.70      36.39      30.80
Balance sheet (period-end):
  Total assets............................................... $187,671   $182,138   $187,298   $169,604   $157,686   $118,059
  Total loans, leases and factored accounts receivable, net
    of unearned income.......................................  122,078    114,601    117,033    103,371     92,007     72,714
  Total deposits.............................................  108,132     97,870    100,691    100,470     91,113     82,727
  Long-term debt.............................................   22,034     15,741     17,775      8,488      8,352      3,066
  Common shareholders' equity................................   13,186     11,904     12,759     10,976      9,859      7,793
  Total shareholders' equity.................................   13,304     11,941     12,801     11,011      9,979      7,814
Common shares outstanding at period end (in thousands).......  288,112    270,544    274,269    276,452    270,905    252,990
Performance ratios:
  Return on average assets...................................     1.15%(2)     1.03%(2)     1.03%     1.02%      .97%     1.00%
  Return on average shareholders' equity (3).................    17.58(2)    17.02(2)    17.01    16.10      15.00      15.83
Risk-based capital ratios:
  Tier 1.....................................................     7.05       7.16       7.24       7.43       7.41       7.54
  Total......................................................    12.05      11.23      11.58      11.47      11.73      11.52
Leverage capital ratio.......................................     6.30       5.96       6.27       6.18       6.00       6.16
Total equity to total assets.................................     7.09       6.56       6.83       6.49       6.33       6.62
Asset quality ratios:
  Allowance for credit losses as a percentage of total loans, leases and factored accounts receivable, net of unearned
    income (period-end)......................................     1.90       1.89       1.85       2.11       2.36       2.00
  Allowance for credit losses as a percentage of
    nonperforming loans (period-end).........................   235.64     255.57     306.49     273.07     193.38     103.11
  Net charge-offs as a percentage of average loans, leases
    and factored accounts receivable, net of unearned
    income...................................................      .48(2)      .33(2)      .38      .33        .51       1.25
  Nonperforming assets as a percentage of net loans, leases, factored accounts receivable and other real estate owned
    (period-end).............................................      .93        .90        .73       1.10       1.92       2.72


                                                                 1991

Income statement:
  Income from earning assets.................................  $  9,398
  Interest expense...........................................     5,599
  Net interest income........................................     3,799
  Provision for credit losses................................     1,582
  Gains (losses) on sales of securities......................       454
  Noninterest income.........................................     1,742
  Merger-related charge......................................       330
  Noninterest expense (including OREO expense)...............     3,974
  Income before income taxes and effect of change in method
    of accounting for income taxes...........................       109
  Income tax expense (benefit)...............................       (93)
  Net income.................................................       202
  Net income applicable to common shareholders...............       171
Per common share:
  Net income (primary).......................................  $    .76
  Net income (fully diluted).................................       .75
  Cash dividends paid........................................      1.48
  Shareholders' equity (period-end)..........................     27.03
Balance sheet (period-end):
  Total assets...............................................  $110,319
  Total loans, leases and factored accounts receivable, net
    of unearned income.......................................    69,108
  Total deposits.............................................    88,075
  Long-term debt.............................................     2,876
  Common shareholders' equity................................     6,252
  Total shareholders' equity.................................     6,518
Common shares outstanding at period end (in thousands).......   231,246
Performance ratios:
  Return on average assets...................................       .17%
  Return on average shareholders' equity (3).................      2.70
Risk-based capital ratios:
  Tier 1.....................................................      6.38
  Total......................................................     10.30
Leverage capital ratio.......................................      5.07
Total equity to total assets.................................      5.91
Asset quality ratios:
  Allowance for credit losses as a percentage of total loans, leases and factored accounts receivable, net of unearned
    income (period-end)......................................      2.32
  Allowance for credit losses as a percentage of
    nonperforming loans (period-end).........................     81.82
  Net charge-offs as a percentage of average loans, leases
    and factored accounts receivable, net of unearned
    income...................................................      1.86
  Nonperforming assets as a percentage of net loans, leases, factored accounts receivable and other real estate owned
    (period-end).............................................      4.01

(1) Includes cumulative effect benefit of $200 million for the adoption of SFAS
    109. The effect on primary and fully diluted earnings per share was $0.78 and $0.77, respectively, for the year ended December 31, 1993.

(2) Annualized.

(3) Average common shareholders' equity does not include the effect of market value adjustments to securities available for sale and marketable equity securities.

                              RECENT DEVELOPMENTS

ACQUISITION OF BOATMEN'S BANCSHARES, INC.

     On January 7, 1997, NationsBank completed the acquisition of Boatmen's Bancshares, Inc. ("Boatmen's"), a corporation organized and existing under the laws of the State of Missouri and registered as a bank holding company under the BHCA. Pursuant to an Agreement and Plan of Merger dated August 29, 1996, Boatmen's was merged into a wholly owned subsidiary of NationsBank (the "Boatmen's Acquisition"). As permitted by the terms of the Boatmen's Acquisition, common shareholders of Boatmen's elected to receive an aggregate of approximately 98 million shares of NationsBank common stock (96% of total consideration paid by NationsBank) and an aggregate of approximately $372 million in cash (4% of total consideration) in exchange for the shares of Boatmen's common stock. NationsBank intends to continue its program of repurchasing shares of NationsBank common stock so that the net shares of NationsBank common stock issued in connection with the Boatmen's Acquisition represent 60% of the total consideration paid by NationsBank in the Boatmen's Acquisition.

     The Boatmen's Acquisition constituted a tax-free reorganization under the Code (as defined herein) and was accounted for as a purchase. At December 31, 1996, Boatmen's had total assets of $41 billion and had over 600 banking offices in Missouri, Kansas, Arkansas, Oklahoma, New Mexico, Texas, Iowa, Illinois and Tennessee. At December 31, 1996, Boatmen's had approximately $550 million in indebtedness which would have been classified as Senior Obligations had the Boatmen's Acquisition been consummated by such date.

     For additional information regarding the Boatmen's Acquisition, see the Corporation's Current Reports on Form 8-K filed September 6, 1996 (as amended by Form 8-K/A-1 filed September 11, 1996 and Form 8-K/A-2 filed November 13, 1996), December 17, 1996 and January 16, 1997, incorporated herein by reference.

RECENT NATIONSBANK FINANCIAL INFORMATION.

     NationsBank had net income for 1996 of $2.38 billion, a 22% increase over 1995 net income of $1.95 billion. Earnings per share of common stock for 1996 were $8.00, compared to $7.13 per share in 1995. For the fourth quarter of 1996, net income was $632 million, or $2.19 per share, as compared to $510 million, or $1.87 per share, in the fourth quarter of 1995.

     Taxable-equivalent net interest income increased 16% in 1996 to $6.42 billion. The net interest yield in 1996 was 3.62%, compared to 3.33% in 1995. Noninterest income increased 18% to $3.65 billion in 1996, compared to $3.08 billion in 1995, due primarily to higher income from investment banking, deposit accounts and mortgage-related activities. Noninterest expense was $5.67 billion in 1996, compared to $5.16 billion in 1995, an increase of 10%.

     The provision for credit losses increased to $605 million in 1996, compared to $382 million in 1995. Net charge-offs were $598 million in 1996, or 0.48% of average net loans, leases and factored accounts receivable, compared to $421 million, or 0.38% of average levels in 1995. The allowance for credit losses was $2.32 billion at December 31, 1996, or 1.89% of net loans, leases and factored accounts receivable, compared to $2.16 billion at December 31, 1995, or 1.85% of net loans, leases and factored accounts receivable. The allowance represented 260% of nonperforming loans at December 31, 1996, compared to 306% at December 31, 1995. Total nonperforming assets were $1.04 billion on December 31, 1996, or 0.85% of net loans, leases and factored accounts receivables and other real estate owned, compared to $853 million on December 31, 1995, or 0.73% of net levels.

     Average loans and leases were $122.3 billion in 1996, a 12% increase over 1995, driven primarily by a 19% increase in average consumer loans. Average deposits in 1996 were $107.59 billion, compared to $99.28 billion in 1995. On December 31, 1996, total earning assets were $165.28 billion, of which net loans and leases were $121.58 billion and securities were $14.39 billion.

     Total shareholders' equity was $13.71 billion at December 31, 1996, or 7.38% of total assets. Return on average common shareholders' equity was 17.95% in 1996, compared to 17.01% in 1995. Revenue growth outpaced expense growth, improving the efficiency ratio in 1996 to 56.3%, compared to 59.8% in 1995.

     At December 31, 1996, the NationsBank Tier 1 and total risk-based capital ratios were 7.76% and 12.66%, respectively. The Corporation's leverage ratio was 7.09% at December 31, 1996.

                                  RISK FACTORS

     PROSPECTIVE PURCHASERS OF CAPITAL SECURITIES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS GLOBAL PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS.

ABSENCE OF PRIOR PUBLIC MARKET

     Prior to this offering, there has been no public market for the Capital Securities. Application has been made to list the Capital Securities on the Luxembourg Stock Exchange. However, there can be no assurance that the Capital Securities will be accepted for listing. NationsBank and NB Capital Trust do not intend to apply to list the Capital Securities on any other securities exchange. There can be no assurance that an active public market will develop for the Capital Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Global Prospectus Supplement. The public offering price for the Capital Securities has been determined through negotiations between the Corporation and the Representatives (as defined herein). Prices for the Capital Securities will be determined in the marketplace and may be influenced by many factors, including the liquidity of the market for the Capital Securities, investor perceptions of the Corporation and general industry and economic conditions. If the Underwriters do not make a market for the Capital Securities, the liquidity and market price of the Capital Securities could be adversely affected.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE CAPITAL SECURITIES GUARANTEE AND JUNIOR SUBORDINATED NOTES

     The Corporation's obligations under the Capital Securities Guarantee rank
(i) subordinate and junior in right of payment to all other liabilities, including contingent liabilities, of NationsBank (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Corporation and with any guarantee now or hereafter entered into by NationsBank in respect of any preferred or preference stock of any affiliate of the Corporation (including guarantees relating to preferred securities previously issued by NB Capital Trust I and NB Capital Trust II having an aggregate liquidation value of $965,000,000), and (iii) senior to the Corporation's common stock. The obligations of NationsBank under the Junior Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Obligations of NationsBank and rank pari passu with obligations to or rights of the Corporation's other general unsecured creditors. No payment of principal (including prepayments, if any), premium, if any, or interest on the Junior Subordinated Notes may be made if (i) any Senior Obligations of NationsBank are not paid when due and any applicable grace period with respect to such default has ended with such default not having been cured or waived or ceasing to exist or (ii) the maturity of any Senior Obligations has been accelerated because of a default. As of December 31, 1996, Senior Obligations of NationsBank were approximately $17.7 billion. In addition, because NationsBank is a holding company, the Junior Subordinated Notes are effectively subordinated to all existing and future liabilities of the Corporation's subsidiaries, including obligations to depositors. The terms of the Capital Securities, the Junior Subordinated Notes or the Capital Securities Guarantee do not limit the Corporation's ability to incur additional indebtedness, including indebtedness that ranks senior to the Junior Subordinated Notes and the Capital Securities Guarantee. See "Description of the Preferred Securities Guarantees -- Status of the Preferred Securities Guarantees" and "Description of the Junior Subordinated Notes" in the accompanying Prospectus and "Description of the Junior Subordinated Notes -- Subordination" herein.

RIGHTS UNDER THE CAPITAL SECURITIES GUARANTEE

     The Capital Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Capital Securities Guarantee Trustee will hold the Capital Securities Guarantee for the benefit of the holders of the Capital Securities.

     The Capital Securities Guarantee guarantees to the holders of the Capital Securities the payment of (i) any accrued and unpaid Distributions that are required to be paid on the Capital Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price, with respect to Capital Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Notes to the holders of Capital Securities or a redemption of all the Capital Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Capital Securities to the date of the payment to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining available for distribution to holders of the Capital Securities in liquidation of the Trust. The holders of a majority in aggregate liquidation amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Capital Securities Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Capital Securities Guarantee Trustee under the Capital Securities Guarantee. Notwithstanding the foregoing, any holder of Capital Securities may institute a legal proceeding directly against NationsBank to enforce such holder's rights under the Capital Securities Guarantee without first instituting a legal proceeding against the Trust, the Capital Securities Guarantee Trustee or any other person or entity. If NationsBank were to default on its obligation to pay amounts payable on the Junior Subordinated Notes or otherwise, the Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Capital Securities Guarantee for payment of such amounts. Instead, holders of the Capital Securities would rely on the enforcement (i) by the Property Trustee of its rights as registered holder of the Junior Subordinated Notes against NationsBank pursuant to the terms of the Indenture and the Junior Subordinated Notes or (ii) by such holder of the Property Trustee's or such holder's own rights against NationsBank to enforce payments on the Junior Subordinated Notes. See "Description of the Preferred Securities Guarantees" and "Description of the Junior Subordinated Notes" in the accompanying Prospectus, and " -- Enforcement of Certain Rights by Holders of Capital Securities." The Declaration provides that each holder of Capital Securities, by acceptance thereof, agrees to the provisions of the Capital Securities Guarantee, including the subordination provisions thereof, and the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

     If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Capital Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Junior Subordinated Notes against NationsBank. In addition, the holders of a majority in liquidation amount of the Capital Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under the Junior Subordinated Notes, a holder of Capital Securities may institute a legal proceeding directly against NationsBank to enforce the Property Trustee's rights under the Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if NationsBank fails to pay interest or principal on the Junior Subordinated Notes on the date such interest or principal is otherwise payable (or in the case of prepayment, on the prepayment date) (a "Note Payment Failure"), and such Note Payment Failure is continuing, a holder of Capital Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Capital Securities of such holder (a "Direct Action") after the respective due date specified in the Junior Subordinated Notes. In connection with such Direct Action, NationsBank will be subrogated to the rights of such holder of Capital Securities under the Declaration to the extent of any payment made by NationsBank to such holder of Capital Securities in such Direct Action. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Notes. See "Description of the Capital Securities -- Declaration Events of Default and Note Payment Failures."

LIMITED RIGHTS OF ACCELERATION

     The Property Trustee, as holder of the Junior Subordinated Notes, may accelerate payment of the principal and accrued and unpaid interest on the Junior Subordinated Notes only upon the occurrence and continuation of a "Declaration Event of Default" which, generally is limited to certain events of bankruptcy, insolvency and reorganization of the Corporation and certain events of dissolution, winding-up or termination of the Trust. See "Description of the Junior Subordinated Notes -- Events of Default, Waiver and Notice" in the accompanying Prospectus for a description of the Events of Default. Accordingly, there is no right to acceleration upon default by the Corporation of its payment obligations under the Junior Subordinated Notes or defaults of the Corporation under the Capital Securities Guarantee.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     NationsBank has the right under the Indenture to defer payments of interest on the Junior Subordinated Notes by extending the Interest Payment Period at any time, and from time to time, on the Junior Subordinated Notes. As a consequence of such an extension, quarterly distributions on the Capital Securities would be deferred (but would continue to accrue, despite such deferral, with interest thereon at a rate per annum equal to LIBOR plus 0.55%, compounded quarterly from the relevant Distribution Payment Date for such Distributions) by the Trust during any such Extension Period. Such right to extend the Interest Payment Period for the Junior Subordinated Notes is limited to a period not exceeding 20 consecutive quarterly periods, but no such Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Notes. During any such Extension Period (a) NationsBank shall not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of NationsBank common stock in connection with the satisfaction by NationsBank of its obligations under any employee benefit plans, (ii) as a result of a reclassification of NationsBank capital stock or the exchange or conversion of one class or series of the Corporation's capital stock for another class or series of NationsBank capital stock or (iii) the purchase of fractional interests in shares of the Corporation's capital stock pursuant to an acquisition or the conversion or exchange provisions of such NationsBank capital stock or the security being converted or exchanged),
(b) NationsBank shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by NationsBank that rank pari passu with or junior to the Junior Subordinated Notes and (c) NationsBank shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Capital Securities Guarantee). Subject to the above requirements, prior to the termination of any such Extension Period, NationsBank may further extend the Interest Payment Period and upon the termination of any Extension Period and the payment of all amounts then due, NationsBank may commence a new Extension Period. See "Description of the Junior Subordinated Notes -- Option to Extend Interest Payment Period" and "Description of the Capital Securities -- Distributions".

     Should NationsBank exercise its right to defer payments of interest by extending the Interest Payment Period, each holder of Capital Securities will be required to accrue income (as original issue discount ("OID")) in respect of the deferred stated interest allocable to its Capital Securities for United States federal income tax purposes, which will be allocated but not distributed, to holders of record of Capital Securities. As a result, each such holder of Capital Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from NB Capital Trust related to such income if such holder disposes of its Capital Securities prior to the record date for the date on which Distributions of such amounts are to be made. NationsBank has no current intention of exercising its right to defer payments of interest by extending the Interest Payment Period on the Junior Subordinated Notes. However, should NationsBank determine to exercise such right in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, as a result of the Corporation's right to defer interest payments, the market price of the Capital Securities may be more volatile than other securities on which OID accrues that do not have such rights.

PROPOSED TAX LEGISLATION

     On March 19, 1996, President Clinton proposed certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 (the "Proposed Legislation") if such debt obligations have a maximum term in excess of 20 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet or, where the debt obligation is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, subsequent to the publication of the

Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the views expressed in the Joint Statement (the "Democrat Letters"). Based upon the Joint Statement and the Democrat Letters, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Junior Subordinated Notes. There can be no assurances, however, that the effective date guidance contained in the Joint Statement and the Democrat Letters will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Corporation to deduct the interest payable on the Junior Subordinated Notes. Accordingly, there can be no assurance that a Tax Event (as defined herein) will not occur. See " -- Redemption of Capital Securities Upon Payment or Prepayment of Junior Subordinated Notes."

DISTRIBUTION OF THE JUNIOR SUBORDINATED NOTES TO TRUST SECURITYHOLDERS

     NationsBank will have the right at any time to dissolve the Trust and, after the satisfaction of creditors as required by law, to cause the Junior Subordinated Notes to be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In certain circumstances, NationsBank shall have the right to prepay the Junior Subordinated Notes, in whole or in part, in lieu of a distribution of the Junior Subordinated Notes by the Trust, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Junior Subordinated Notes are prepaid by NationsBank. Any such distribution or redemption prior to the Stated Maturity may require prior approval of the Federal Reserve Board. See "Description of the Capital Securities -- Redemption of Capital Securities Upon Payment or Prepayment of Junior Subordinated Notes."

     Under current United States federal income tax law, a distribution of Junior Subordinated Notes upon the dissolution of NB Capital Trust would not be a taxable event to holders of the Capital Securities. If, however, the Trust is characterized as an association taxable as a corporation at the time of the dissolution of the Trust, the distribution of the Junior Subordinated Notes may constitute a taxable event to holders of Capital Securities. Moreover, any Special Event Prepayment or Optional Prepayment in which holders of the Capital Securities receive cash may be a taxable event to such holders. See "United States Federal Income Taxation -- Receipt of Junior Subordinated Notes or Cash Upon Liquidation of NB Capital Trust."

     There can be no assurance as to the market prices for the Capital Securities or the Junior Subordinated Notes that may be distributed in exchange for Capital Securities upon a dissolution or liquidation of the Trust. Accordingly, the Capital Securities or the Junior Subordinated Notes, may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby.

     Because holders of Capital Securities may receive Junior Subordinated Notes upon dissolution of the Trust, prospective purchasers of Capital Securities are also making an investment decision with regard to the Junior Subordinated Notes and should carefully review all the information regarding the Junior Subordinated Notes contained herein and in the accompanying Prospectus. See "Description of the Junior Subordinated Notes -- General," "Description of the Capital Securities -- Distribution of the Junior Subordinated Notes to Trust Securityholders" and " -- Liquidation Distribution Upon Dissolution."

REDEMPTION OF CAPITAL SECURITIES UPON PAYMENT OR PREPAYMENT OF JUNIOR SUBORDINATED NOTES

     The Capital Securities must be redeemed upon the payment of the Junior Subordinated Notes at Stated Maturity or upon any prepayment of the Junior Subordinated Notes. The Corporation has the right to make a Special Event Prepayment in whole, but not in part, prior to January 15, 2007, upon the occurrence and continuation of a Special Event, within 90 days following the occurrence of such Special Event, and to make an Optional Prepayment in whole or in part, at the option of the Corporation, at any time on or after January 15, 2007. See "Description of the Junior Subordinated Notes -- Optional Prepayment" and " -- Special Event Prepayment" and "Description of the Capital
Securities -- Redemption of Capital Securities Upon Payment or Prepayment of Junior Subordinated Notes." The exercise of any prepayment right will be subject to the prior approval of the Federal Reserve Board, if required.

     Since the Capital Securities must be redeemed upon prepayment of the Junior Subordinated Notes, such prepayment may result in a holder's investment in the Capital Securities being terminated in whole or, in the case of an Optional Prepayment, in whole or in part, earlier than initially anticipated by such holder.

     "Special Event" means a Tax Event, a Capital Treatment Event or an Investment Company Event.

     "Tax Event" means that (i) NationsBank shall have received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of original issuance of the Capital Securities, there is more than an insubstantial risk that interest payable on the Junior Subordinated Notes is not, or within 90 days of the date thereof, will not be deductible, in whole or in part, by NationsBank for United States federal income tax purposes or (ii) the Regular Trustees have been informed by a nationally recognized independent tax counsel that a No Recognition Opinion cannot be delivered. "No Recognition Opinion" means an opinion of nationally recognized independent tax counsel experienced in such matters, which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of the dissolution of the Trust and the distribution of the Junior Subordinated Notes.

     See "United States Federal Income Taxation -- Proposed Tax Legislation" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Corporation to cause a redemption of the Capital Securities prior to January 15, 2007.

     "Capital Treatment Event" means the reasonable determination by the Corporation that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the Capital Securities, there is more than an insubstantial risk that the Corporation will not be entitled to treat an amount equal to the aggregate liquidation amount of the Capital Securities as Tier 1 capital (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve Board, as then in effect and applicable to the Corporation. See "NationsBank Corporation -- Supervision and Regulation" in the accompanying Prospectus.

     "Investment Company Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Capital Securities.

LIMITED VOTING RIGHTS

     Holders of Capital Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, NB Trustees, which voting rights are vested exclusively in the holder of the Common Securities. See "Description of the Capital
Securities -- Voting Rights."

TRADING PRICE

     The Capital Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Notes. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Junior Subordinated Notes are deemed to be issued with OID) and who disposes of his Capital Securities between record dates for payments of Distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Notes through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Junior Subordinated Notes deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation -- Interest Income and Original Issue Discount" and " -- Sales of Capital Securities."

                                 CAPITALIZATION

     The following table sets forth the unaudited capitalization of the Corporation and its subsidiaries as of December 31, 1996 and as adjusted to give effect to (i) the issuance of the Capital Securities offered hereby, (ii) the issuance and the maturity of certain of the Corporation's and its subsidiaries' notes during the period beginning January 1, 1997 through the date of this Global Prospectus Supplement and (iii) the issuance and the maturity of certain of the Corporation's medium-term notes during the period beginning January 1, 1997 through the date of this Global Prospectus Supplement. This table does not reflect (i) the issuance by NationsBank of its common stock and preferred stock in connection with the Boatmen's Acquisition, (ii) the assumption of Boatmen's debt by NationsBank in connection with the Boatmen's Acquisition, (iii) the increase in authorized repurchases of NationsBank common stock by the Corporation approved by the Corporation's Board of Directors prior to the Boatmen's Acquisition or (iv) the pro forma capitalization of NationsBank giving effect to the Boatmen's Acquisition. For a discussion of the Boatmen's Acquisition, see "Recent Developments -- Acquisition of Boatmen's Bancshares, Inc." herein and "NationsBank Corporation -- Recent Acquisition" in the accompanying Prospectus.

                                                                                                     NATIONSBANK       AS
                                                                                                       ACTUAL       ADJUSTED
                                                                                                      (AMOUNTS IN MILLIONS)

LONG-TERM DEBT
SENIOR DEBT:
  NationsBank Corporation (parent):
  Floating rate medium-term notes, due 1996-2006..................................................     $ 4,311      $ 4,311
  4.55 to 8.20% medium-term notes, due 1996-2006..................................................       1,073        1,073
  5.51% ESOP secured notes, due 1996-1999.........................................................          48           48
  7 1/2% notes, due 1997..........................................................................         250          250
  5 1/8% notes, due 1998..........................................................................         300          300
  6 5/8% notes, due 1998..........................................................................         400          400
  Floating rate notes, due 1998...................................................................         300          300
  5 3/8% notes, due 2000..........................................................................         398          398
  Floating rate notes, due 2000...................................................................         500          500
  7% notes, due 2001..............................................................................         499          499
  Floating rate notes, due 2001...................................................................         200          200
  Floating rate notes, due 2002...................................................................         499          499
  7% notes, due 2003..............................................................................         498          498
  9 1/4% unsecured notes, due 2006................................................................         124          124
  Other senior notes..............................................................................          29           29
                                                                                                         9,429        9,429
  Subsidiaries (1):
  Bank notes with maturities greater than one year, due 1996-2003.................................       3,507        3,738
  Floating rate mortgage-backed bonds, due 1998-2000..............................................       3,000        3,000
  Other senior notes..............................................................................         624          624
                                                                                                         7,131        7,362
    Total senior debt.............................................................................      16,560       16,791

                                                                                                     NATIONSBANK       AS
                                                                                                       ACTUAL       ADJUSTED
                                                                                                      (AMOUNTS IN MILLIONS)
SUBORDINATED DEBT:
  NationsBank Corporation (parent):
  9 3/8% notes, due 1997..........................................................................          75           75
  9 3/4% notes, due 1999..........................................................................         100          100
  9 1/8% notes, due 2001..........................................................................         299          299
  8 1/8% notes, due 2002..........................................................................         349          349
  6.20% to 7.875% medium-term notes, due 2003 through 2011........................................         625          625
  6 1/2% notes, due 2003..........................................................................         600          600
  7 3/4% notes, due 2004..........................................................................         299          299
  6 7/8% notes, due 2005..........................................................................         399          399
  7 5/8% notes, due 2005..........................................................................         297          297
  6 1/2% notes, due 2006..........................................................................         300          300
  7 1/2% notes, due 2006..........................................................................         500          500
  9 3/8% notes, due 2009..........................................................................         397          397
  10.20% notes, due 2015..........................................................................         200          200
  7 3/4% notes, due 2015..........................................................................         350          350
  7.80% notes, due 2016...........................................................................         447          447
  8.57% medium-term notes, due 2024, putable 2004.................................................         100          100
  7 1/4% notes, due 2025..........................................................................         444          444
  Other subordinated notes........................................................................          40           40
                                                                                                         5,821        5,821
  Subsidiaries (1):
  9 1/2% notes, due 2004..........................................................................         300          300
  Floating rate notes, due 2019, putable 1999.....................................................           8            8
                                                                                                           308          308
    Total subordinated debt.......................................................................       6,129        6,129
    Total long-term debt..........................................................................      22,689       22,920
    Guaranteed Preferred Beneficial Interests in Corporation's Junior Subordinated Notes..........         965        1,458 (2)
SHAREHOLDERS' EQUITY
Preferred stock, authorized -- 45,000,000 shares; issued -- 5,220,459.............................         171          171
Common stock, authorized -- 1,250,000,000 shares; issued -- 286,746,154 (3)(4)....................       3,855        3,855
Retained earnings.................................................................................       9,673        9,673
Other, including loan to ESOP trust...............................................................          10           10
    Total shareholders' equity....................................................................      13,709       13,709
                                                                                                       $37,363      $38,087

(1) These obligations are direct obligations of certain of the subsidiaries of NationsBank and, as such, constitute claims against such subsidiaries prior to the Corporation's equity interest therein.

(2) The line item "Guaranteed Preferred Beneficial Interests in Corporation's Junior Subordinated Notes" reflects (i) the issuance of $600 million aggregate liquidation amount of preferred undivided beneficial interests in NB Capital Trust I, (ii) the issuance of $365 million aggregate liquidation amount of preferred undivided beneficial interests in NB Capital Trust II and (iii) the issuance of $500 million aggregate liquidation amount of preferred undivided beneficial interests in NB Capital Trust III represented by the Capital Securities being offered hereby. Such preferred undivided beneficial interests, together with common interests in such Trusts owned by the Corporation, represent all of the undivided beneficial interests in the assets of the respective Trusts. As described herein, the sole asset of the Trust will be $515,500,000 aggregate principal amount of Floating Rate Junior Subordinated Deferrable Interest Notes due 2027 issued and sold by the Corporation to the Trust. The sole asset of NB Capital Trust I is $618,560,000 aggregate principal amount of 7.84% Junior Subordinated Deferrable Interest Notes due 2026 issued and sold by the Corporation to NB Capital Trust I on December 4, 1996. The sole asset of NB Capital Trust II is $376,300,000 aggregate principal amount of 7.83% Junior Subordinated Deferrable Interest Notes due 2026 issued and sold by the Corporation to NB Capital Trust II on December 17, 1996.

(3) On July 16, 1996, the Corporation's Board of Directors authorized the purchase of up to 20 million shares of NationsBank common stock, from time to time during the next 36 months, in open market or private transactions. Also on July 16, 1996, the Board of Directors authorized the repurchase of NationsBank common stock in the open market, from time to time over the next 13 months, representing the number of shares of NationsBank common stock the Corporation intends to issue for its Dividend Reinvestment and Stock Purchase Plan and other employee and director benefit plans.

(4) As of December 31, 1996, (a) 60.3 million shares of NationsBank common stock were reserved for issuance under various employee and director benefit plans of the Corporation and upon the conversion of the ESOP Convertible Preferred Stock, Series C, (b) 2.8 million shares of NationsBank common stock were reserved for issuance under the Corporation's Dividend Reinvestment and Stock Purchase Plan (c) 110 million shares of common stock were reserved for issuance in connection with the Boatmen's Acquisition and (d) 1.5 million shares of common stock were reserved for issuance in connection with other pending acquisitions.

     As of December 31, 1996, the Corporation had $2.3 billion of commercial paper and other short-term notes payable outstanding. During the year ended December 31, 1996, the amount of commercial paper and other short-term notes payable outstanding averaged $2.6 billion and ranged from a high of $3.1 billion to a low of $2.1 billion. At December 31, 1996, the Corporation had unused lines of credit aggregating $1.5 billion, principally to support commercial paper borrowings.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following are the Corporation's consolidated ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividend requirements for the nine months ended September 30, 1996 and for each of the years in the five-year period ended December 31, 1995:

                                                                          NINE MONTHS
                                                                             ENDED                     YEAR ENDED
                                                                         SEPTEMBER 30,                DECEMBER 31,
                                                                             1996         1995    1994    1993    1992    1991
Ratio of Earnings to Fixed Charges:
  Excluding interest on deposits......................................        1.8         1.7     1.9     2.3     2.4     1.1
  Including interest on deposits......................................        1.5         1.4     1.5     1.5     1.4     1.0
Ratio of Earnings to Combined Fixed Charges and Preferred Stock
  Dividends:
  Excluding interest on deposits......................................        1.8         1.6     1.8     2.3     2.3     1.1
  Including interest on deposits......................................        1.5         1.4     1.5     1.5     1.4     1.0

     For purposes of computing the consolidated ratios, earnings represent net income of the Corporation plus applicable income taxes and fixed charges, less capitalized interest and the equity in undistributed earnings of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), capitalized interest, amortization of debt discount and appropriate issuance costs and one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under all lease commitments. Preferred stock dividend requirements represent dividend requirements on the outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover such dividend requirements.

                              ACCOUNTING TREATMENT

     The financial statements of the Trust will be consolidated into the Corporation's consolidated financial statements, with the Capital Securities included in the "Trust Preferred Securities" line item presented in the "Total Liabilities" section on the Corporation's balance sheet. The sole asset of the Trust will be $515,500,000 aggregate principal amount of Floating Rate Junior Subordinated Deferrable Interest Notes due 2027, issued by NationsBank to the Trust. Future reports of NationsBank filed under Section 13 of the Exchange Act will include in an audited footnote to the financial statements of NationsBank disclosure that (i) each of the NB Capital Trusts is wholly owned by NationsBank; (ii) the sole assets of each of such Trusts are the Junior Subordinated Notes held by such Trust (stating the principal amount, interest rate and maturity date of the Junior Subordinated Notes held by each such Trust); and (iii) the Capital Securities Guarantee relating to the Capital Securities of each such Trust, when taken together with the Corporation's obligations under the Junior Subordinated Notes held by such Trust, the Indenture and the Declaration of such Trust, will provide a full and unconditional guarantee by NationsBank, on a subordinated basis, of payments due on such Capital Securities.

                                USE OF PROCEEDS

     The Trust will use the gross proceeds received from the sale of the Capital Securities to purchase Junior Subordinated Notes from NationsBank. NationsBank intends to add the net proceeds from the sale of the Junior Subordinated Notes to its general funds, to be used for general corporate purposes, including the Corporation's working capital needs, the funding of investments in, or extensions of credit to, its banking and nonbanking subsidiaries, possible acquisitions of other financial institutions or their assets or liabilities, possible acquisitions of or investments in other businesses of a type eligible for bank holding companies and possible reduction of outstanding indebtedness or repurchase of outstanding equity securities of the Corporation. Pending such use, the Corporation may temporarily invest the net proceeds in investment grade securities. The Corporation may, from time to time, engage in additional capital financings of a character and in amounts to be determined by the Corporation in light of its needs at such time or times and in light of prevailing market conditions.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

     Set forth below is a description of the specific terms of the Junior Subordinated Notes in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Junior Subordinated Notes set forth in the accompanying Prospectus under the caption "Description of the Junior Subordinated Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture, dated as of November 27, 1996 (the "Base Indenture"), between NationsBank and The Bank of New York, as Trustee (the "Debt Trustee"), as supplemented by a Third Supplemental Indenture (the "Supplemental Indenture") to be dated as of February 3, 1997 (the Base Indenture, as so supplemented, is hereinafter referred to as the "Indenture"), the forms of which are filed as exhibits to, or incorporated by reference into, the Registration Statement of which this Global Prospectus Supplement and the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Indenture.

     NationsBank will have the right at any time to dissolve the Trust and cause the Junior Subordinated Notes to be distributed to the holders of the Trust Securities. Any such distribution may require the prior approval of the Federal Reserve Board.

GENERAL

     The Junior Subordinated Notes will be issued as unsecured debt under the Indenture. The Junior Subordinated Notes will be limited in aggregate principal amount to approximately $515,500,000, such amount being the sum of the aggregate stated liquidation amount of the Trust Securities.

     The Junior Subordinated Notes are not subject to a sinking fund provision. The entire principal amount of the Junior Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon including Compounded Interest (as defined herein) and Additional Interest (as defined herein), if any (collectively, the "Maturity Payment Amount"), on January 15, 2027.

     If Junior Subordinated Notes are distributed to holders of Capital Securities in liquidation of such holders' interests in the Trust, such Junior Subordinated Notes will initially be issued as a Global Security. As described herein, Junior Subordinated Notes also may be issued in certificated form in exchange for a Global Security. See " -- Book-Entry and Settlement; the Depositary" below. In the event that Junior Subordinated Notes are issued in certificated form, such Junior Subordinated Notes will be in minimum denominations of $1,000 and may be transferred or exchanged at the offices described below. Payments on Junior Subordinated Notes issued as a Global Security will be made to a Depositary (as defined herein) or, in the event that no Depositary is used, to a Paying Agent for the Junior Subordinated Notes. In the event Junior Subordinated Notes are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Notes will be registrable and Junior Subordinated Notes will be exchangeable for Junior Subordinated Notes of other denominations of a like aggregate principal amount at the corporate trust office of the Property Trustee in New York, New York; provided, that payment of interest may be made at the option of NationsBank by check mailed to the address of the holder entitled thereto or by wire transfer to an account appropriately designated by the holder entitled thereto. Notwithstanding the foregoing, so long as the holder of any Junior Subordinated Notes is the Property Trustee, the payment of principal and interest on the Junior Subordinated Notes held by the Property Trustee will be made at such place and to such account as may be designated by the Property Trustee.

     The Indenture does not contain provisions that afford holders of the Junior Subordinated Notes protection in the event of a highly leveraged transaction or other similar transaction involving NationsBank that may adversely affect such holders.

SUBORDINATION

     The Indenture provides that the Junior Subordinated Notes are subordinated and junior in right of payment to all present and future Senior Obligations (as defined herein) of NationsBank and rank pari passu and are equivalent to creditor obligations of those holding general unsecured claims not entitled to statutory priority under the United States Bankruptcy Code or otherwise. In addition, no payment of principal (including prepayments), premium, if any, or interest on the Junior Subordinated Notes may be made at any time when (i) there is a default in the payment of the principal of, premium, if any, interest on or otherwise with respect to any Senior Obligations, whether at maturity or any date fixed for prepayment or by declaration or otherwise, (ii) any event of default with respect to Senior Obligations has occurred and is continuing, or would occur as a result of such payment on the Junior Subordinated Notes or any prepayment, retirement, purchase or other acquisition of any of the Junior Subordinated Notes, permitting the holders of such Senior Obligations (or a trustee on behalf of the holder thereof) to accelerate the maturity thereof. Upon any distribution of assets of the Corporation to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in a bankruptcy, insolvency, receivership or other proceedings, the payment of the principal of, and interest on, the Junior Subordinated Notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Obligations of NationsBank. Upon any payment or distribution of assets to creditors upon dissolution, winding-up, liquidation, reorganization, assignment for benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of NationsBank, the holders of all Senior Obligations will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Junior Subordinated Notes will be entitled to receive and retain any payments in respect of the principal of, or interest on, the Junior Subordinated Notes.

     The term "Senior Obligations" means, with respect to NationsBank, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of NationsBank for money borrowed (whether or not denominated as senior or subordinated) and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments (whether or not denominated as senior or subordinated) issued by NationsBank, (ii) all capital lease obligations of NationsBank, (iii) all obligations of NationsBank issued or assumed as the deferred purchase price of property, all conditional sale obligations of NationsBank and all obligations of NationsBank under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of NationsBank for the reimbursement on any letter of credit, banker's acceptance, or similar credit transaction, (v) all obligations of the Corporation arising from off-balance sheet guarantees by the Corporation and direct credit substitutes and obligations of the Corporation associated with derivative products such as interest and foreign exchange contracts, commodity contracts, swap agreements (including interest rate and foreign exchange swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts and commodity option contracts; (vi) all obligations and financial instruments of the type referred to in clauses (i) through (v) above of other persons for the payment of which NationsBank is responsible or liable as obligor, guarantor or otherwise and (vii) all obligations of the type referred to in clauses (i) through (vi) above of other persons secured by any lien on any property or asset of NationsBank (whether or not such obligation is assumed by NationsBank), except for (1) any such indebtedness that is by its terms subordinated to or ranks pari passu with the Junior Subordinated Notes and (2) any indebtedness between or among NationsBank or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to (a) any other NB Trust or a trustee of such trust and (b) any other trust, or a trustee of such trust, partnership or other entity affiliated with NationsBank that is a financing vehicle of NationsBank (a "financing entity") in connection with the issuance by such financial entity of Capital Securities or other securities that rank pari passu with, or junior to, the Capital Securities.

     The rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of holders of or obligees under the Senior Obligations of NationsBank until all amounts owing to the holders of or obligees under the Senior Obligations are paid in full. Such Senior Obligations shall continue to be Senior Obligations and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Obligations.

     The Indenture does not limit the aggregate amount of Senior Obligations that may be issued by NationsBank. As of December 31, 1996, there were approximately $17.7 billion of Senior Obligations of NationsBank outstanding. In addition, because NationsBank is a holding company, the Junior Subordinated Notes are effectively subordinated to all existing and future liabilities of the Corporation's subsidiaries, including obligations to depositors.

INTEREST

     Interest on the Junior Subordinated Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, an "Interest Payment Date") commencing on April 15, 1997 to those persons in whose names the Junior Subordinated Notes are registered, subject to certain exceptions, at the close of business one Business Day (as defined below) prior to the relevant Interest Payment Date. In the event the Junior Subordinated Notes shall not continue to remain in book-entry only form, the record dates shall be the January 1, April 1, July 1 or October 1 prior to the relevant Interest Payment Date. Interest payable at the Stated Maturity will be payable to holders of the Junior Subordinated Notes at such date. The "Interest Payment Period" with respect to a Junior Subordinated Note is each successive period from and including an Interest Payment Date with respect to such Junior Subordinated Note (or February 3, 1997 in the case of the initial Interest Payment Period) to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be.

     The interest rate on the Junior Subordinated Notes will be reset quarterly. The interest rate on the Junior Subordinated Notes for each Interest Payment Period will be determined on the Interest Determination Date for such Interest Payment Period. The "Interest Determination Date" for an Interest Payment Period is two London Banking Days (as defined below) preceding the first day of such Interest Payment Period. The interest rate on the Junior Subordinated Notes for each Interest Payment Period will be effective as of the Interest Reset Date for such Interest Payment Period.

     The Junior Subordinated Notes will bear interest for each Interest Payment Period at a rate per annum equal to (i) LIBOR (as defined below) plus (ii) 0.55%. The initial interest rate on the Junior Subordinated Notes will be LIBOR in effect on January 30, 1997 plus 0.55%. LIBOR and the resulting interest rate for each Interest Payment Period will be determined by the Calculation Agent (described below) in accordance with the following provisions.

     "LIBOR" with respect to an Interest Determination Date, means a rate of interest calculated in the following order of priority:

          (1) the rate (expressed as a percentage per annum) for Eurodollar deposits having a three-month maturity that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the related Interest Determination Date;

          (2) if such rate does not appear on Telerate Page 3750 as of 11:00 a.m. (London time) on the related Interest Determination Date, LIBOR will be the arithmetic mean (if necessary rounded upwards to the nearest whole multiple of 0.00001%) of the rates (expressed as percentages per annum) for Eurodollar deposits having a three-month maturity that appear on Reuters Monitor Money Rates Page LIBO ("Reuters Page LIBO") as of 11:00 a.m. (London time) on such Interest Determination Date;

          (3) if such rate does not appear on Reuters Page LIBO as of 11:00 a.m. (London time) on the related Interest Determination Date, the Calculation Agent will request the principal London offices of four leading banks in the London interbank market to provide such banks' offered quotations (expressed as percentages per annum) to prime banks in the London interbank market for Eurodollar deposits having a three-month maturity as of 11:00 a.m. (London time) on such Interest Determination Date. If at least two quotations are provided, LIBOR will be the arithmetic mean (if necessary rounded upwards to the nearest whole multiple of 0.00001%) of such quotations;

          (4) if fewer than two such quotations are provided as requested in clause (3) above, the Calculation Agent will request four major New York City banks to provide such banks' offered quotations (expressed as percentages per annum) to leading European banks for loans in Eurodollars having a three-month maturity as of 11:00 a.m. (London time) on such Interest Determination Date. If at least two such quotations are provided, LIBOR will be the arithmetic mean (if necessary rounded upwards to the nearest whole multiple of 0.00001%) of such quotations; and

          (5) if fewer than two such quotations are provided as requested in clause (4) above, LIBOR will be LIBOR as determined on the previous Interest Determination Date.

     If any Interest Payment Date for a Junior Subordinated Note falls on a day that is not a Business Day, the Interest Payment Date will be the following day that is a Business Day unless such Interest Payment Date is in the next succeeding calendar year, in which case the Interest Payment Date will be the immediately preceding day that is a Business Day. If the Stated Maturity falls on a day that is not a Business Day, the payment of principal and interest will be made on the next Business Day as if it were made on the date such payment was due and no additional interest will accrue on the amount so payable for the period from and after the Stated Maturity.

     Accrued interest on any Junior Subordinated Note will be calculated by multiplying the principal amount of such Junior Subordinated Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factor calculated for each day from and including February 3, 1997, or from but excluding the last date to which interest has been paid, as the case may be, to and including the date for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate in effect on such day by 360. All percentages resulting from any calculation of interest on the Junior Subordinated Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (E.G., 5.687665% (or .05687665) would be rounded to 5.68767% (or .0568767)), and all dollar amounts used or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

     As used herein:

     "Business Day" with respect to any Junior Subordinated Note means any day other than a Saturday or Sunday that (i) is not a day on which banking institutions in New York, New York, or Charlotte, North Carolina are authorized or required by law or regulation to be closed and (ii) is a London Banking Day.

     "London Banking Day" means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "Telerate Page 3750" means the display designated as Page 3750 on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service or services as may be nominated by the British Bankers Association as the information vendor for the purpose of displaying London interbank offered rates for US dollar deposits).

     The Corporation has appointed The Bank of New York as agent to calculate interest on the Junior Subordinated Notes (in such capacity, the "Calculation Agent"). Upon the request of any holder of the Junior Subordinated Notes, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective for the next Interest Payment Period. In the absence of manifest error, such determination is binding on all parties.

     The interest rate on the Junior Subordinated Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     NationsBank shall have the right at any time, and from time to time, during the term of the Junior Subordinated Notes to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods, but no such Extension Period may extend beyond the Stated Maturity. At the end of any such Extension Period, NationsBank shall pay all interest then accrued and unpaid (including any Additional Interest, as defined herein) together with interest thereon at a rate per annum equal to LIBOR plus 0.55%, compounded quarterly from the relevant Interest Payment Date ("Compounded Interest"); provided, that during any such Extension Period, (a) NationsBank shall not declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock (other than (i) purchases or acquisitions of shares of NationsBank common stock in connection with the satisfaction by NationsBank of its obligations under any employee benefit plans, (ii) as a result of a reclassification of NationsBank capital stock or the exchange or conversion of one class or series of the Corporation's capital stock for another class or series of NationsBank capital stock or (iii) the purchase of fractional interests in shares of the Corporation's capital stock pursuant to an acquisition or the conversion or exchange provisions of such NationsBank capital stock or the security being converted or exchanged), (b) NationsBank shall not make any payment of principal, premium, if any, or interest on or repay, repurchase or redeem any debt securities issued by NationsBank that rank pari passu with or junior to the Junior Subordinated Notes and (c) NationsBank shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Capital Securities Guarantee). Prior to the termination of any such Extension Period, NationsBank may further defer payments of interest by extending the Interest Payment Period; provided, however, that, such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarterly periods or beyond the Stated Maturity. Upon the termination of any Extension Period and the payment of all amounts then due, NationsBank may commence a new Extension Period, subject to the terms set forth in this section. No interest shall be due and payable during an Extension Period, except at the end thereof, but NationsBank may prepay at any time all or any portion of the interest accrued during an Extension Period. NationsBank has no present intention of exercising its right to defer payments of interest by extending the Interest Payment Period on the Junior Subordinated Notes. If the Property Trustee shall be the sole holder of the Junior Subordinated Notes, NationsBank shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period at least one Business Day prior to the earlier of (i) the date Distributions on the Capital Securities are payable or (ii) the date the Regular Trustees are required to give notice of the record date or the date such Distribution is payable to any applicable self-regulatory organization or to holders of the Capital Securities, but in any event at least one Business Day before such record date. The Regular Trustees shall give notice of the Corporation's selection of such Extension Period to the holders of the Capital Securities. If the Property Trustee shall not be the sole holder of the Junior Subordinated Notes, NationsBank shall give the holders of the Junior Subordinated Notes notice of its selection of such Extension Period at least 10 Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which NationsBank is required to give notice of the record or payment date of such interest payment to any applicable self-regulatory organization or to holders of the Junior Subordinated Notes.

SPECIAL EVENT PREPAYMENT

     If a Special Event shall occur and be continuing prior to January 15, 2007, the Corporation may, at its option and subject to receipt of prior approval of the Federal Reserve Board if required, prepay the Junior Subordinated Notes in whole, but not in part, at any time within 90 days of the occurrence of such Special Event. Such a Special Event Prepayment shall be at the Prepayment Price.

OPTIONAL PREPAYMENT

     The Junior Subordinated Notes will be prepayable, in whole or in part, at the option of the Corporation at any time on or after January 15, 2007, subject to the Corporation having received prior approval of the Federal Reserve Board if required. Such an Optional Prepayment shall be at the Prepayment Price.

PREPAYMENT PROCEDURES

     Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the prepayment date to each holder of Junior Subordinated Notes to be prepaid at its registered address. Unless the Corporation defaults in payment of the Prepayment Price, on and after the prepayment date interest ceases to accrue on such Junior Subordinated Notes called for prepayment.

ADDITIONAL INTEREST

     If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other domestic taxing authority, then, in any such case, NationsBank will pay as additional interest ("Additional Interest") on the Junior Subordinated Notes held by the Property Trustee, such additional amounts as shall be required so that the net amounts received and retained by the Trust and the Property Trustee after paying such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust and the Property Trustee would have received and retained had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT AND NOTE PAYMENT FAILURES

     "Indenture Events of Default" are limited to certain events of bankruptcy, insolvency and reorganization of the Corporation and certain events of dissolution, winding-up or termination of the Trust and do not include defaults of the Corporation in payment obligations with respect to the Junior Subordinated Notes or defaults of the Corporation under the Capital Securities Guarantee. If any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Junior Subordinated Notes, will have the right to declare the principal of and the interest on the Junior Subordinated Notes (including any Compounded Interest and Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Notes. See "Description of Junior Subordinated Notes -- Events of Default, Waiver and Notice" in the accompanying Prospectus for a description of the Indenture Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Capital Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Junior Subordinated Notes. See "Description of the Capital Securities -- Declaration Events of Default and Note Payment Failures" and " -- Voting Rights." Notwithstanding the foregoing, if a Note Payment Failure has occurred and is continuing, a holder of Capital Securities may institute a Direct Action for payment after the respective due date specified in the Junior Subordinated Notes. Notwithstanding any payments made to such holder of Capital Securities by NationsBank in connection with a Direct Action, NationsBank shall remain obligated to pay the principal of or interest on the Junior Subordinated Notes held by the Trust or the Property Trustee of the Trust, and NationsBank shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by NationsBank to such holder in any Direct Action. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Notes.

BOOK-ENTRY AND SETTLEMENT; THE DEPOSITARY

     If Junior Subordinated Notes are distributed to holders of Capital Securities in liquidation of such holders' interests in the Trust, it is anticipated that the Junior Subordinated Notes previously registered in the name of the Property Trustee on behalf of the Trust will be re-registered in the name of Cede & Co., as nominee for DTC, in which case, DTC will act as securities depositary for the Junior Subordinated Notes in the same manner as it acts as securities depositary for the Capital Securities and the terms of the depositary arrangements, DTC's book-entry system, and the practices of DTC, Cedel Bank and Euroclear as they then relate to purchases, transfers, notices and payments with respect to the Capital Securities will apply in all material respects to the Junior Subordinated Notes then represented by one or more Global Securities held by DTC. See "Description of the Capital Securities -- Book-Entry Only Issuance." NationsBank may appoint another Depositary in the event DTC or any successor or alternate depositary is unable or unwilling to act or continue to act as a depositary for the Global Securities.

     Except under the limited circumstances described below, Junior Subordinated Notes represented by a Global Security will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Notes in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

     Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Junior Subordinated Notes in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Junior Subordinated Notes shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner (as defined herein) must rely on the procedures of the Depositary or if such person is not a Participant (as defined herein), on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

     None of NationsBank, the Trust, the Property Trustee, any paying agent and any other agent of NationsBank, or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Junior Subordinated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     A Global Security shall be exchangeable for Junior Subordinated Notes registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies NationsBank that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act or other application statute or regulation at which time the Depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed or
(iii) NationsBank in its sole discretion, determines that such Global Security shall be so exchangeable. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Junior Subordinated Notes registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

GOVERNING LAW

     The Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

     The Indenture provides that NationsBank will pay all fees and expenses related to (i) the offering of the Trust Securities and the Junior Subordinated Notes, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the NB Trustees and (iv) the enforcement by the Property Trustee of the rights of the holders of the Capital Securities. The payment of such fees and expenses will be fully and unconditionally guaranteed by NationsBank.

     NationsBank will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly owned subsidiary of NationsBank; provided that, in the event of any such assignment, NationsBank will remain liable for all of their respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

                     DESCRIPTION OF THE CAPITAL SECURITIES

     The Capital Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as indenture trustee for the Capital Securities under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Capital Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Capital Securities which supplements, and to the extent inconsistent, replaces the description set forth under the caption "Description of the Preferred Securities" in the accompanying Prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a form of which is filed as an exhibit to the Registration Statement of which this Global Prospectus Supplement is a part, the Trust Act and the Trust Indenture Act.

GENERAL

     The Declaration authorizes the Regular Trustees to issue the Trust Securities on behalf of the Trust, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by NationsBank. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Capital Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Capital Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust.

Pursuant to the Declaration, the Property Trustee will own the Junior Subordinated Notes purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of Distributions out of money held by the Trust, and payments upon redemption of the Capital Securities or liquidation of the Trust, are guaranteed by NationsBank to the extent described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Capital Securities Guarantee will be held by The Bank of New York, as the Capital Securities Guarantee Trustee, for the benefit of the holders of the Capital Securities. The Capital Securities Guarantee does not cover payment of Distributions when the Trust does not have sufficient available funds to pay such Distributions. In such event, the remedy of a holder of Capital Securities is to vote to direct the Property Trustee to enforce the Property Trustee's rights under the Junior Subordinated Notes. Notwithstanding the foregoing, in the circumstances of a Note Payment Failure, a holder of Capital Securities may institute a Direct Action without first instituting any legal proceeding against the Property Trustee or any person or entity. See " -- Declaration Events of Default and Note Payment Failures" and " -- Voting Rights."

DISTRIBUTIONS

     Distributions on the Capital Securities will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a "Distribution Payment Date") commencing on April 15, 1997 to those persons in whose names the Capital Securities are registered, subject to certain exceptions, at the close of business one Business Day prior to relevant Distribution Payment Date. In the event the Capital Securities shall not continue to remain in book-entry only form, the record dates shall be the January 1, April 1, July 1 or October 1 prior to the relevant Distribution Payment Date. The "Distribution Payment Period" with respect to a Capital Security is each successive period from and including a Distribution Payment Date with respect to such Capital Security (or February 3, 1997 in the case of the initial Distribution Payment Period) to, but excluding, the next Distribution Payment Date.

     The Distribution Rate on the Capital Securities will be reset quarterly. The Distribution Rate on the Distribution Payment Period will be determined on the Distribution Determination Date for such Distribution Payment Period. The "Distribution Determination Date" for a Distribution Payment Period is two London Banking Days preceding the first day of such Distribution Payment Period (a "Distribution Reset Date"). The Distribution Rate on the Capital Securities for each Distribution Payment Period will be effective as of the Distribution Reset Date for such Distribution Payment Period.

     The Capital Securities will accrue Distributions for each Distribution Payment Period at a rate per annum equal to the Distribution Rate of LIBOR plus 0.55%. The initial Distribution Rate on the Capital Securities will be LIBOR in effect on January 30, 1997 plus 0.55%.

     LIBOR and the amount of Distributions payable in respect of each Distribution Payment Period will be calculated by the Calculation Agent, in the same manner as LIBOR and the interest payable in respect of each Interest Payment Period for the Junior Subordinated Notes, as described under "Description of the Junior Subordinated Notes -- Interest".

     NationsBank has the right under the Indenture to defer payments of interest on the Junior Subordinated Notes by extending the Interest Payment Period from time to time on the Junior Subordinated Notes, which, if exercised, would defer quarterly Distributions on the Capital Securities (though such Distributions would continue to accrue with interest since interest would continue to accrue on the Junior Subordinated Notes) during any such Extension Period. Such right to extend the Interest Payment Period for the Junior Subordinated Notes is limited to a period not exceeding 20 consecutive quarterly periods and such period may not extend beyond the Stated Maturity of the Junior Subordinated Notes. In the event that NationsBank exercises this right, then (a) NationsBank shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of NationsBank common stock in connection with the satisfaction by NationsBank of its obligations under any employee benefit plans, (ii) as a result of a reclassification of the Corporation's capital stock or the exchange or conversion of one class or series of NationsBank capital stock for another class or series of NationsBank capital stock or (iii) the purchase of fractional interests in shares of NationsBank capital stock pursuant to an acquisition or the conversion or exchange provisions of such NationsBank capital stock or the security being converted or exchanged), (b) NationsBank shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by NationsBank that rank pari passu with or junior to such Junior Subordinated Notes and (c) NationsBank shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Capital Securities Guarantee). Subject to the above requirements, prior to the termination of any such Extension Period, NationsBank may further extend the interest payment period; and, upon the termination of any Extension Period and the payment of all amounts then due, NationsBank may select a new Extension Period. See "Description of the Junior Subordinated Notes -- Interest" and " -- Option to Extend Interest Payment Period." If Distributions are deferred, the deferred Distributions and accrued interest thereon shall be paid to holders on the record date next following the termination of such Extension Period.

     Distributions on the Capital Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such Distributions in the Property Account. The Trust's funds available for Distributions to the holders of the Capital Securities will be limited to payments received from NationsBank on the Junior Subordinated Notes. See "Description of the Junior Subordinated Notes." The payment of Distributions out of moneys held by the Trust is guaranteed by NationsBank to the extent set forth under "Description of the Capital Securities Guarantees" in the accompanying Global Prospectus.

     Distributions on the Capital Securities will be payable to the holders thereof on the relevant record dates, which, as long as the Capital Securities remain in book-entry only form, will be one Business Day prior to the relevant Distribution Payment Date. Such Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Junior Subordinated Notes in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under " -- Book-Entry Only Issuance" below. In the event that any date on which Distributions are to be made on the Capital Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such record date.

REDEMPTION OF CAPITAL SECURITIES UPON PAYMENT OR PREPAYMENT OF JUNIOR SUBORDINATED NOTES

     The Junior Subordinated Notes will mature on January 15, 2027. Moreover, the Junior Subordinated Notes are subject to prepayment (i) in whole, but not in part, prior to January 15, 2007 upon the occurrence of a Special Event, and (ii) in whole or in part, at any time on or after January 15, 2007, in either case at the Prepayment Price. Such prepayments shall be subject to receipt of Federal Reserve Board approval, if required. See "Description of the Junior Subordinated Notes." Upon the payment of the Junior Subordinated Notes, at maturity or upon prepayment, the proceeds from such payment or prepayment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of Junior Subordinated Notes so paid or prepaid. In the event that fewer than all of the outstanding Capital Securities are to be redeemed, the Capital Securities will be redeemed pro rata as described under " -- Book-Entry Only Issuance" below.

     Upon the payment in full at the Stated Maturity or prepayment in whole, but not in part, of the Junior Subordinated Notes, the proceeds from such payment or prepayment shall be applied by the Property Trustee to redeem the Trust Securities, upon not less than 15 nor more than 60 days' notice of a date of redemption (the "Redemption Date"), at the applicable Redemption Price, which shall be equal to (i) in the case of the payment of the Junior Subordinated Notes at the Stated Maturity, the Maturity Redemption Price (equal to the Maturity Payment Amount in respect of the Junior Subordinated Notes), or (ii) in the case of a Special Event Prepayment, or an Optional Prepayment, the Early Redemption Price (equal to the Prepayment Price in respect of the Junior Subordinated Notes). See "Description of the Junior Subordinated
Notes -- Optional Prepayment" and " -- Special Event Prepayment."

DISTRIBUTION OF THE JUNIOR SUBORDINATED NOTES TO TRUST SECURITYHOLDERS

     NationsBank will have the right at any time to dissolve the Trust and cause the Junior Subordinated Notes to be distributed to the holders of the Trust Securities. Any such dissolution and distribution may require prior approval of the Federal Reserve Board.

     After the date for any distribution of Junior Subordinated Notes upon dissolution of the Trust, (i) the Capital Securities will no longer be deemed to be outstanding, (ii) the Depositary or its nominee, as the record holder of the Capital Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Notes to be delivered upon such distribution, and (iii) any certificates representing Capital Securities not held by the Depositary or its nominee will be deemed to represent Junior Subordinated Notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Distribution Rate of, and accrued and unpaid interest equal to accrued and unpaid Distributions on such Capital Securities until such certificates are presented to NationsBank or its agent for transfer or reissuance.

     There can be no assurance as to the market prices for either the Capital Securities or the Junior Subordinated Notes that may be distributed in exchange for the Capital Securities upon a dissolution and liquidation of the Trust. Accordingly, the Capital Securities or the Junior Subordinated Notes may trade at a discount to the price that the investor paid to purchase the Capital Securities offered hereby.

REDEMPTION PROCEDURES

     The Trust may not redeem fewer than all of the outstanding Capital Securities unless all accrued and unpaid Distributions have been paid on all Capital Securities for all quarterly Distribution Periods terminating on or prior to the date of redemption.

     If the Trust gives a notice of redemption in respect of Capital Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the Redemption Date, provided that NationsBank has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Notes, the Trust will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Capital Securities. See " -- Book-Entry Only Issuance." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Capital Securities so called for redemption will cease, except the right of the holders of such Capital Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Capital Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Capital Securities is improperly withheld or refused and not paid either by the Trust, or by NationsBank pursuant to the Capital Securities Guarantee, distributions on such Capital Securities will continue to accrue at the then applicable rate from the original Redemption Date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     In the event that fewer than all of the outstanding Capital Securities are to be redeemed, the Capital Securities will be redeemed pro rata as described below under " -- Book-Entry Only Issuance."

     Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws and the regulations of the Federal Reserve Board), NationsBank or its subsidiaries may at any time, and from time to time, purchase outstanding Capital Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Capital Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, Distributions in an amount equal to the aggregate of the stated liquidation amount of $1,000 per Capital Security plus accrued and unpaid Distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Junior Subordinated Notes in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Distribution Rate of, and accrued and unpaid interest equal to accrued and unpaid Distributions on, the Capital Securities have been distributed on a pro rata basis to the holders of the Capital Securities. Any Liquidation Distribution may require prior approval of the Federal Reserve Board.

     If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Capital Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Capital Securities, except that if a Declaration Event of Default has occurred and is continuing, the Capital Securities shall have a preference over the Common Securities with regard to such distributions.

     Pursuant to the Declaration, the Trust shall terminate (i) on January 1, 2052, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Corporation, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the Corporation, the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of the holders of at least a majority in aggregate liquidation amount of the Trust Securities affected thereby voting together as a single class to file such certificate of cancellation or the revocation of the charter of NationsBank and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Junior Subordinated Notes to holders of the Capital Securities, (v) upon the entry of a decree of a judicial dissolution of NationsBank or the Trust, or (vi) upon the redemption of all the Trust Securities.

DECLARATION EVENTS OF DEFAULT AND NOTE PAYMENT FAILURES

     An Indenture Event of Default constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Capital Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Capital Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Capital Securities and only the holders of the Capital Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture. If the Property Trustee fails to enforce its rights under the Junior Subordinated Notes after a holder of Capital Securities has made a written request, such holder of record of Capital Securities may institute a legal proceeding against NationsBank to enforce the Property Trustee's rights under the Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity.

     Notwithstanding the foregoing, if a Note Payment Failure (which involves a failure to make a timely interest, principal or redemption payment but does not constitute a Declaration Event of Default) has occurred and is continuing, a holder of Capital Securities may institute directly a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Capital Securities of such holder after the respective due date specified in the Junior Subordinated Notes. In connection with such Direct Action, NationsBank will be subrogated to the rights of such holder of Capital Securities under the Declaration to the extent of any payment made by NationsBank to such holder of Capital Securities in such Direct Action. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Notes.

     Upon the occurrence of a Declaration Event of Default, the Property Trustee as the sole holder of the Junior Subordinated Notes will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Notes to be immediately due and payable. NationsBank and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

     Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Preferred Securities Guarantees -- Modification of the Preferred Securities Guarantees; Assignment" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the Capital Securities will have no voting rights.

     Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Capital Securities, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration including the right to direct the Property Trustee, as holder of the Junior Subordinated Notes, to (i) exercise the remedies available to it under the Indenture as a holder of the Junior Subordinated Notes, (ii) waive any past Indenture Event of Default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Notes shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Notes where such consent shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Junior Subordinated Notes (a "Super Majority") affected thereby, only the holders of at least such Super Majority in aggregate liquidation amount of the Capital Securities may direct the Property Trustee to give such consent or take such action. If the Property Trustee fails to enforce its rights under the Junior Subordinated Notes after a holder of record of Capital Securities has made a written request, such holder of record of Capital Securities may institute a legal proceeding directly against NationsBank to enforce the Property Trustee's rights under the Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Note Payment Failure has occurred and is continuing, a holder of Capital Securities may institute directly a proceeding for enforcement of payment to such holder of the principal of, premium, if any, or interest on the Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Capital Securities of such holder after the respective due date specified in the Junior Subordinated Notes. The Property Trustee shall notify all holders of the Capital Securities of any notice of an Event of Default or Note Payment Failure received from the Debt Trustee with respect to the Junior Subordinated Notes. Such notice, in the case of an Event of Default, shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any of the actions described in clauses (i), (ii) or (iii) above unless the Property Trustee has obtained an opinion of a nationally recognized tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

     In the event the consent of the Property Trustee, as the holder of the Junior Subordinated Notes, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in aggregate liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of a Super Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super Majority represents of the aggregate principal amount of the Junior Subordinated Notes outstanding and; provided further, in the case of a consent under the Indenture which requires the consent of holders of all the Junior Subordinated Notes outstanding, the Property Trustee may only give such consent at the direction of the holders of all of the Trust Securities. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of a nationally recognized tax counsel experienced in such matters to the effect that for the purposes of United States federal income tax the Trust will not be classified as other than a grantor trust.

     A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

     Any required approval or direction of holders of Capital Securities may be given at a separate meeting of holders of Capital Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Capital Securities. Each such notice will include a statement setting forth the following information:
(i) the date of such meeting or the date by which such action is to be taken;
(ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Capital Securities will be required for the Trust to redeem and cancel Capital Securities or distribute Junior Subordinated Notes in accordance with the Declaration.

     Notwithstanding that holders of Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned at such time by NationsBank or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, NationsBank, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Capital Securities were not outstanding.

     The procedures by which holders of Capital Securities may exercise their voting rights are described below. See " -- Book-Entry Only Issuance."

     Holders of the Capital Securities will have no rights to appoint or remove the NB Trustees, who may be appointed, removed or replaced solely by NationsBank as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

     The Declaration may be modified and amended if approved by the Regular Trustees (or, if there are more than two Regular Trustees, a majority of the Regular Trustees) and, in certain circumstances, the Property Trustee or the Delaware Trustee, provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Capital Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Securities.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the 1940 Act.

MERGERS OR CONSOLIDATIONS

     The Trust may not consolidate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, the Property Trustee or the Delaware Trustee consolidate or merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that (i) if the Trust is not the survivor such successor entity (the "Successor Entity") either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) NationsBank expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated

Notes, (iii) the Capital Securities or any Successor Securities are listed, or any Successor Securities of the Capital Securities will be listed upon notification of issuance, on any securities exchange or with another organization on which the Capital Securities are then listed or quoted, if any,
(iv) such merger, consolidation or replacement does not cause the Capital Securities (including any Successor Securities thereof) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation or replacement, NationsBank has received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters to the effect that, (A) such merger, consolidation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation or replacement, neither the Trust nor such Successor Entity will be required to register as an investment company under the 1940 Act and (C) following such merger, consolidation or replacement, the Trust or the Successor Entity will continue to be classified as a grantor trust for United States federal income tax purposes and (viii) NationsBank guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Capital Securities Guarantee and the Common Securities Guarantee (as described in the accompanying Prospectus). Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100 percent in liquidation amount of the Trust Securities, consolidate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, merge with or into, or replace it, if such consolidation, merger or replacement would cause the Trust or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE

     The Capital Securities initially will be issued in book-entry form only and will be represented by one or more Global Securities held through DTC (in the United States), or through Cedel Bank or Euroclear (abroad). Capital Securities held through DTC will be registered in the name of Cede & Co., as nominee of DTC. Cedel Bank and Euroclear will hold omnibus positions on behalf of Cedel Bank Participants (as defined below) and Euroclear Participants (as defined below), respectively, through customers' securities accounts in Cedel Bank's and Euroclear's names, respectively, on the books of their respective depositaries, which in turn, will hold such positions on the books of DTC.

     Under the book-entry system of DTC, purchases of Capital Securities must be made by or through persons that have accounts with DTC ("Participants") or persons that may hold interests through Participants ("Indirect Participants"). Upon the issuance and deposit of a Global Security, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Capital Securities represented by such Global Security to the accounts of Participants as designated by the Underwriters. The ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of Participants) and the records of Participants (with respect to interests of Indirect Participants) and Indirect Participants. So long as DTC, or its nominee, is the registered holder of a Global Security, DTC or its nominee will be considered the sole owner or holder of the Capital Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Capital Securities registered in their names, will not receive or be entitled to receive physical delivery of such Capital Securities in certificated form and will not be considered the owners or holders thereof under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such transfer restrictions and such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Security.

     DTC has advised the Corporation as follows: DTC is a limited-purpose trust company organized under New York law, a "banking organization" within the meaning of New York law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code as in effect in the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, as amended. DTC was created to hold securities deposited by its Participants and to facilitate the clearance and settlement of securities transactions among Participants in such securities through electronic computerized book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's direct Participants include securities brokers and dealers (including the Underwriters), banks (including certain subsidiaries of the Corporation), trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) have ownership interests in DTC. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the NASD. Indirect access to DTC's book-entry system is also available to Indirect Participants, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     To facilitate subsequent transfers, all securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of securities deposited with it such as the Capital Securities; DTC's records reflect only the identity of the Participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither DTC nor Cede & Co. will consent or vote with respect to securities held by DTC. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

     DTC can act only on behalf of Participants, who in turn act on behalf of Indirect Participants. Owners of beneficial interests in a Global Security that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of such interests may do so only through Participants and Indirect Participants. In addition, the ability of owners of beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system may be limited due to the lack of certificates for the Capital Securities.

     Transfers between Cedel Bank Participants and Euroclear Participants will occur in the ordinary way in accordance with their applicable rules and operating procedures.

     Cross-market transfers between persons holding securities directly or indirectly through DTC in the United States, on the one hand, and directly or indirectly through Cedel Bank Participants or Euroclear Participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedel Bank Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

     Because of time-zone differences, credits for securities in Cedel Bank or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Cedel Bank Participant or Euroclear Participant on such business day. Cash received in Cedel Bank or Euroclear as a result of sales of securities by or through a Cedel Bank Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Cedel Bank or Euroclear cash account only as of the business day following settlement in DTC.

     Cedel Bank is incorporated under the laws of Luxembourg as a professional depository. Cedel Bank holds securities for its participating organizations ("Cedel Participants") and facilitates the clearance and settlement of securities transactions between Cedel Bank Participants through electronic book-entry changes in accounts of Cedel Bank Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Cedel Bank in any of 28 currencies, including United States dollars. Cedel Bank provides to its Cedel Bank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel Bank interfaces with domestic markets in several countries. As a professional depository, Cedel Bank is subject to regulation by the Luxembourg Monetary Institute. Cedel Bank Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include one or more of the Underwriters of the Capital Securities. Indirect access to Cedel Bank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Bank Participant, either directly or indirectly.

     The Euroclear System (the "Euroclear System") was created in 1968 to hold securities for participants of the Euroclear System ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by the Euroclear Operator, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include one or more of the Underwriters of the Capital Securities. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Brussels branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawal of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to the Capital Securities held through Cedel Bank or Euroclear will be credited to the cash accounts of Cedel Bank Participants or Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by its Depositary. Such Distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "Certain United States Federal Income Tax Consequences to Foreign Investors" herein. Cedel Bank or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder of the Capital Securities under the Indenture on behalf of a Cedel Bank Participant or a Euroclear Participant only in accordance with its relevant rules and procedures and subject to its Depositary's ability to effect such actions on its behalf through DTC.

     Although DTC, Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Capital Securities among participants of DTC, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

     Except as otherwise provided herein, the holder of a Global Security shall be the only person entitled to receive payments with respect to Capital Securities represented by such Global Security. Accordingly, payments of principal of and any interest on individual Capital Securities represented by a Global Security will be made only to DTC or its nominee, as the case may be, as the registered holder of the Global Certificate representing such Capital Securities. DTC has advised the Corporation that it is DTC's practice to credit Participants' accounts on the payable date in accordance with their respective holdings with respect to a Global Security as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held in "street name." Such instructions will be the responsibility of such Participant and not of DTC, the Underwriters, the Corporation or the Trust; subject to any statutory or regulatory requirements as may be in effect from time to time. The Corporation will in every case be discharged by payment to, or to the order of, DTC or its nominee, as the holder of such Global Security, of the amount so paid. Each of the persons shown in the records of DTC or its nominee as an owner of a beneficial interest therein must look solely to DTC or its nominee, as the case may be, for its share of any such payment so made by the Corporation. None of the Corporation, the Trust, the Property Trustee, any Paying Agent, security registrar or transfer agent for the Capital Securities and any other agent of NationsBank will have any responsibility or liability for any aspect of the records relating to or payments made on account of owners of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in Global Securities among its Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

     If DTC is at any time unwilling, unable or ineligible to continue as a depositary and a successor depositary is not appointed by the Corporation within 90 days, the Corporation will issue registered Capital Securities in certificated form in exchange for beneficial interests in each Global Security. In addition, the Regular Trustees, after consultation with the Corporation, may at any time determine not to have Capital Securities represented by Global Securities and, in such event, the Trust will issue registered Capital Securities in certificated form in exchange for beneficial interests in Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in certificated form of a Capital Security or Capital Securities equal in liquidation amount to such beneficial interest and to have such Capital Security or Capital Securities registered in its name. Any Capital Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple in excess thereof and will be issued in registered form only, without coupons.

     In the event that the Capital Securities are issued in certificated form, the Trust will appoint a paying and transfer agent in Luxembourg at whose office such Capital Securities in certificated form may be presented for payment and/or transfer for so long as they are outstanding. The paying and transfer agent that is expected to be appointed in such circumstances is: Banque Generale du Luxembourg, 14 rue Aldringen, L2951 Luxembourg. In addition, upon redemption of the Capital Securities, such Capital Securities in certificated form may be presented for payment at the offices of such paying and transfer agent in Luxembourg up to two years after the date of redemption of the Capital Securities. If Capital Securities in certificated form are issued, notices to holders of the Capital Securities will also be given by mail to the addresses of such holders as they appear on the security register. In addition, in the event that Capital Securities in certificated form are issued, the Trust will cause the Distribution Rate of the Capital Securities applicable to each Distribution Payment Period, the related Distribution Payment Date and the amount of the Distribution payable on the Capital Securities on such Distribution Payment Date to be published in a daily newspaper in Luxembourg, as described below.

     Any notices required to be given to holders of the Capital Securities will be given to DTC or its nominee, as the registered holder of the Capital Securities, and by publication in a daily newspaper in Luxembourg, which is expected to be the LUXEMBURGER WORT. Until such time as any Capital Securities are issued in certificated form, there may be substituted for publication in such newspaper the delivery of the relevant notice to Euroclear and Cedel Bank for communication to their Participants except that, so long as the Capital Securities are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notices will also be published in the LUXEMBURGER WORT. Any such notice to Euroclear and Cedel Bank shall be deemed to have been given to their Participants on the seventh day after the day on which the said notice was given to Euroclear and Cedel Bank. Promptly after the determination of the Distribution Rate on the Capital

Securities applicable to each Distribution Payment Period (and in no event later than the first day of each Distribution Period), the Regular Trustee will give notice of such Distribution Rate, the related Distribution Payment Date and the amount of Distribution payable on such Distribution Payment Date, to the Listing Agent (as defined herein) and the Luxembourg Stock Exchange.

PAYMENT AND PAYING AGENCY

     Payments in respect of the Capital Securities represented by the Global Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable Distribution Payment Date or, in the case of certificated securities, such payments shall be made by check mailed to the address of the holder entitled thereto. The Paying Agent shall initially be The Bank of New York. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Regular Trustees. In the event that The Bank of New York shall no longer be the Paying Agent, the Regular Trustees shall appoint a successor to act as Paying Agent (which shall be a bank or trust company).

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

     The Property Trustee will act as registrar, transfer agent and paying agent for the Capital Securities. In the event The Bank of New York shall no longer be the Paying Agent, the Regular Trustees shall appoint a successor to act as Paying Agent (which shall be a bank or trust company).

     Registration of transfers of Capital Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Corporation may require) in respect of any tax or other government charges which may be imposed in relation to it.

     The Trust will not be required to register or cause to be registered the transfer of Capital Securities after such Capital Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Capital Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Capital Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action it is empowered to take under the Declaration following a Declaration Event of Default. The Property Trustee also serves as trustee under the Capital Securities Guarantee and the Indenture.

     The Corporation and certain of its affiliates have from time to time maintained deposit accounts and conducted other banking transactions with the Property Trustee and its affiliated entities in the ordinary course of business. The Property Trustee also serves as trustee for certain series of the Corporation's outstanding indebtedness under other indentures.

GOVERNING LAW

     The Declaration and the Capital Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or characterized as other than a grantor trust for United States federal income tax purposes. NationsBank is authorized and directed to conduct its affairs so that the Junior Subordinated Notes will be treated as indebtedness of NationsBank for United States federal income tax purposes. In this connection, NationsBank and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the Declaration, the certificate of trust of the Trust or the certificate of incorporation of NationsBank, that each of NationsBank and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Capital Securities or vary the terms thereof.

     Holders of the Capital Securities have no preemptive rights.

                DESCRIPTION OF THE CAPITAL SECURITIES GUARANTEE

     Pursuant to the Capital Securities Guarantee, NationsBank will agree, to the extent the Trust shall have funds available therefor, to pay in full to the holders of the Capital Securities issued by the Trust, the Guarantee Payments (as defined in the accompanying Prospectus) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The Corporation's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Corporation to the holders of Capital Securities or by causing the Trust to pay such amounts to such holders. The Capital Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as the initial Capital Securities Guarantee Trustee. The terms of the Capital Securities Guarantee will be those set forth in such Capital Securities Guarantee and those made part of such Capital Securities Guarantee by the Trust Indenture Act. The Capital Securities Guarantee will be held by the Capital Securities Guarantee Trustee for the benefit of the holders of the Capital Securities. The Capital Securities Guarantee, when taken together with the Corporation's obligations under the Junior Subordinated Notes, the Indenture and the Declaration, including the Corporation's obligations to pay costs, expenses, debts and liabilities of the NB Capital Trusts under the Indenture (other than with respect to the Trust Securities), will provide a full and unconditional guarantee, on a subordinated basis, to the extent the applicable Trust shall have funds available therefor, by the Corporation of payments due on the Capital Securities. A summary description of the Capital Securities Guarantee appears in the accompanying Prospectus under the caption "Description of the Preferred Securities Guarantees."

              EFFECT OF OBLIGATIONS UNDER THE JUNIOR SUBORDINATED
                   NOTES AND THE CAPITAL SECURITIES GUARANTEE

     As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Junior Subordinated Notes.

     As long as payments of interest and other payments are made when due on the Junior Subordinated Notes, such payments will be sufficient to cover Distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Junior Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Junior Subordinated Notes will match the Distribution Rate and Distribution and other payment dates for the Capital Securities; (iii) NationsBank shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the Regular Trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of Distributions (to the extent funds therefor are available) and other payments due on the Capital Securities (to the extent funds therefor are available) are guaranteed on a subordinated basis by NationsBank as and to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. If NationsBank does not make interest payments on the Junior Subordinated Notes purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay Distributions on the Capital Securities. The Capital Securities Guarantee does not apply to any payment of Distributions unless and until the Trust has sufficient funds for the payment of such Distributions. The Capital Securities Guarantee covers the payment of Distributions and other payments on the Capital Securities only if and to the extent that NationsBank has made a payment of interest or principal on the Junior Subordinated Notes held by the Trust as its sole asset. The Capital Securities Guarantee, when taken together with the Corporation's obligations under the Junior Subordinated Notes and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis of amounts due on the Capital Securities.

     If NationsBank fails to make interest or other payments on the Junior Subordinated Notes when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Capital Securities, using the procedures described in "Description of the Capital
Securities -- Book-Entry Only Issuance" and " -- Voting Rights," may direct the Property Trustee to enforce its rights under the Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under the Junior Subordinated Notes, a holder of Capital Securities may institute a legal proceeding against NationsBank to enforce the Property Trustee's rights under the Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Note Payment Failure has occurred and is continuing, a holder of Capital Securities may then institute a Direct Action for payment after the respective due date specified in the Junior Subordinated Notes. In connection with such Direct Action, NationsBank will be subrogated to the rights of such holder of Capital Securities under the Declaration to the extent of any payment made by NationsBank to such holder of Capital Securities in such Direct Action. NationsBank, under the Capital Securities Guarantee, acknowledges that the Capital Securities Guarantee Trustee shall enforce the Capital Securities Guarantee on behalf of the holders of the Capital Securities. If NationsBank fails to make payments under the Capital Securities Guarantee, the Capital Securities Guarantee provides a mechanism whereby the holders of the Capital Securities may direct the Capital Securities Guarantee Trustee to enforce its rights thereunder. Any holder of Capital Securities may institute a legal proceeding directly against NationsBank to enforce the Capital Securities Guarantee Trustee's rights under the Capital Securities Guarantee without first instituting a legal proceeding against the Trust, the Capital Securities Guarantee Trustee, or any other person or entity.

     NationsBank and the Trust believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by NationsBank on a subordinated basis of payments due on the Capital Securities. See "Description of the Preferred Securities Guarantees -- General" in the accompanying Prospectus.

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

     The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities. The statements of law and legal conclusions set forth in this summary regarding the tax consequences to the Beneficial Owners of the Capital Securities represent the opinion of Stroock & Stroock & Lavan, special tax counsel to NationsBank and the Trust ("Tax Counsel"). Unless otherwise stated, this summary deals only with Capital Securities held as capital assets by holders who purchase the Capital Securities upon original issuance ("Initial Holders"). It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Capital Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Capital Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Capital Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE JUNIOR SUBORDINATED NOTES

     In connection with the issuance of the Junior Subordinated Notes, Tax Counsel will render its opinion generally to the effect that under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the

Junior Subordinated Notes will be classified for United States federal income tax purposes as indebtedness of NationsBank.

CLASSIFICATION OF THE TRUST

     In connection with the issuance of the Capital Securities, Tax Counsel will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Capital Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Notes, and each holder will be required to include in its gross income any interest (or accrued OID) with respect to its allocable share of those Junior Subordinated Notes.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Under recently issued Treasury regulations (the "Regulations") applicable to debt instruments issued on or after August 13, 1996, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. NationsBank believes that the likelihood of its exercising its option to defer payments of interest is "remote" since exercising that option would prevent NationsBank from declaring dividends on any class of its equity. Accordingly, NationsBank intends to take the position, based on the advice of Tax Counsel, that the Junior Subordinated Notes will not be considered to be issued with OID and, accordingly, stated interest on the Junior Subordinated Notes generally will be taxable to a holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of accounting.

     Under the Regulations, if NationsBank were to exercise its option to defer payments of interest, the Junior Subordinated Notes would at that time be treated as issued with OID, and all stated interest on the Junior Subordinated Notes would thereafter be treated as OID as long as the Junior Subordinated Notes remain outstanding. In such event, all of a holder's taxable interest income with respect to the Junior Subordinated Notes would thereafter be accounted for on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of Capital Securities would be required to include OID in its gross income even though NationsBank would not make actual cash payments during an Extension Period.

     The Regulations have not yet been addressed in any rulings or other interpretations by the Internal Revenue Service ("IRS"), and the IRS could take a position that the likelihood of deferral is not remote.

     Because income on the Capital Securities will constitute interest or OID, corporate holders of Capital Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Capital Securities.

MARKET DISCOUNT AND BOND PREMIUM

     Holders of Capital Securities other than Initial Holders may be considered to have acquired their undivided interests in the Junior Subordinated Notes with market discount or acquisition premium as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Capital Securities.

RECEIPT OF JUNIOR SUBORDINATED NOTES OR CASH UPON LIQUIDATION OF NB CAPITAL
TRUST

     NationsBank will have the right at any time to dissolve the Trust and cause the Junior Subordinated Notes to be distributed to the holders of the Trust Securities, provided that NationsBank has received prior approval from the Federal Reserve Board, if required. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Junior Subordinated Notes equal to such holder's aggregate tax basis in its Capital Securities. A holder's holding period in the Junior Subordinated Notes so received in liquidation of the Trust would include the period during which the Capital Securities were held by such holder. If, however, at the time of the dissolution of the Trust there has been a Tax Event or similar circumstance which results in the Trust being treated as an association taxable as a corporation, the distribution of the Junior Subordinated Notes would likely constitute a taxable event to holders of Capital Securities.

     Under certain circumstances described herein (see "Description of the Junior Subordinated Notes -- Optional Prepayment" and " -- Special Event Prepayment"), the Junior Subordinated Notes may be prepaid for cash and the proceeds of such prepayment distributed to holders in redemption of their Capital Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Capital Securities, and a holder would recognize gain or loss as if it sold such redeemed Capital Securities for cash. See " -- Sales of Capital Securities."

SALES OF CAPITAL SECURITIES

     A holder that sells Capital Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Capital Securities and the amount realized on the sale of such Capital Securities (other than with respect to accrued and unpaid interest which has not yet been included in income, which will be treated as ordinary income). A holder's adjusted tax basis in the Capital Securities generally will be its initial purchase price increased by OID (if any) previously includable in such holder's gross income to the date of disposition and decreased by payments received on the Capital Securities that are principal payments on the Junior Subordinated Notes. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Capital Securities have been held for more than one year.

     The Capital Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Notes. A holder who uses the accrual method of accounting for tax purposes (and a cash method holder, if the Junior Subordinated Notes are deemed to be issued with OID) and who disposes of his Capital Securities between record dates for payments of Distributions thereon will be required to include accrued but unpaid interest on the Junior Subordinated Notes through the date of disposition in income as ordinary income (i.e., interest or, possibly, OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Junior Subordinated Notes deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, under United States tax law, a foreign corporation, a non-resident alien individual, a foreign partnership, or an estate or trust treated as a foreign estate or trust under Section 7701(a)(31) of the Code.

     Under present United States federal income tax law: (i) payments by the Trust or any of its paying agents to any holder of a Capital Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax; provided, that, (a) the beneficial owner of the Capital Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of NationsBank entitled to vote,
(b) the beneficial owner of the Capital Security is not a controlled foreign corporation that is related to NationsBank through stock ownership and (c) either (A) the beneficial owner of the Capital Security certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Capital Security in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and
(ii) a United States Alien Holder of a Capital Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Capital Security.

PROPOSED TAX LEGISLATION

     On March 19, 1996, President Clinton proposed the Proposed Legislation that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after

December 7, 1995 if such debt obligations have a maximum term in excess of 20 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet or, where the debt obligation is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued the Joint Statement indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam
M. Gibbons and Charles B. Rangel wrote the Democrat Letters to Treasury Department officials concurring with the views expressed in the Joint Statement. Based upon the Joint Statement and the Democrat Letters, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Junior Subordinated Notes. There can be no assurances, however, that the effective date guidance contained in the Joint Statement and the Democrat Letters will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Corporation to deduct the interest payable on the Junior Subordinated Notes. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Capital Securities -- Redemption of Capital Securities Upon Payment or Prepayment of Junior Subordinated Notes."

INFORMATION REPORTING TO HOLDERS

     Generally, income on the Capital Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Capital Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, the Capital Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the IRS.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                    CERTAIN UNITED STATES FEDERAL INCOME TAX
                       CONSEQUENCES TO FOREIGN INVESTORS

     Holders of the Capital Securities who are not U.S. Persons (as defined below) must comply with applicable certification requirements in order to receive payments of interest free of applicable withholding taxes. In no event will any payments by the Trust or the Property Trustee be increased as a result of any such withholding or other taxes. A holder of a Capital Security that is not a U.S. Person will be subject to the 30% U.S. withholding tax that generally applies to payments of interest on registered debt issued by U.S. Persons, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such holder of a Capital Security and the U.S. entity required to withhold tax complies with applicable certification requirements, and (ii) such holder of a Capital Security taxes one of the following steps to obtain an exemption or reduced tax rate:

     EXEMPTION FOR NON-U.S. PERSONS (FORM W-8). Holders of the Capital Securities for which the interest income is not effectively connected with a United States trade or business, that do not own more than 10% of the stock of the Corporation and that are non-U.S. Persons can obtain a complete exemption from the withholding tax by filing a signed Form W-8 (Certificate of Foreign Status). If the information shown on Form W-8 changes, a new form W-8 must be filed within 30 days of such change.

     EXEMPTION FOR NON-U.S. PERSONS WITH EFFECTIVELY CONNECTED INCOME (FORM
4224). A non-U.S. Person, including a non-U.S. corporation or bank with a U.S. branch, for which the interest income if effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

     EXEMPTION OR REDUCED RATE FOR NON-U.S. PERSONS RESIDENT IN TREATY COUNTRIES (FORM 1001.) Non-U.S. Persons that are holders of the Capital Securities and reside in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing Form 1001 (Ownership, Exemption or Reduced Rate Certificate). If the treaty provides only for a reduced rate, withholding tax will be imposed at that rate unless the filer alternatively files Form W-8. Form 1001 may be filed by the holder of a Capital Security or its agent.

     EXEMPTION FOR U.S. PERSON (FORM W-9). U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (payer's Request for Taxpayer Identification Number and Certification).

     U.S. FEDERAL INCOME TAX REPORTING PROCEDURE. A holder of a Capital Security or, in the case of a Form 1001 or a Form 4224 filer, its agent, files by submitting the appropriate form to the person through whom it holds (the clearing agency, in the case of persons holding directly on the books of the clearing agency) prior to the first interest payment occurring after its acquisition of a Capital Security. Form W-8 and Form 1001 are effective for three calendar years and Form 4224 is effective for one calendar year.

     The term "U.S. Person" means (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is includible in gross income for United States tax purposes, regardless of its source. This summary does not deal with all aspects of U.S. Federal income tax withholding that may be relevant to foreign holders of the Capital Securities. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the Capital Securities.

                              ERISA CONSIDERATIONS

GENERAL

     A fiduciary of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the Capital Securities. Such fiduciary should consider whether the investment satisfies ERISA's diversification and prudence requirements, whether the investment constitutes unauthorized delegation of fiduciary authority and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA and the Code prohibit a wide range of transactions ("Prohibited Transactions") involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code or any entity in which such plan invests whose assets are deemed "plan assets" (hereinafter an "ERISA Plan") and persons who have certain specified relationships to the ERISA Plan ("parties in interest," within the meaning of ERISA, and "disqualified persons," within the meaning of the Code). Such transactions may require "correction" and may cause the ERISA Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

     Governmental plans and certain church plans (each as defined under ERISA) are not subject to the Prohibited Transaction rules. Such plans may, however, be subject to federal, state or local laws or regulations which may affect their investment in the Capital Securities. Any fiduciary of such a governmental or church plan considering an investment in the Capital Securities should determine the need for, and the availability, if necessary, of any exemptive relief under such laws or regulations.

TRUST ASSETS AS "PLAN ASSETS"

     The Department of Labor has issued final regulations (the "Labor Regulations") as to what constitutes assets of an employee benefit plan ("plan asset") under ERISA. The Labor Regulations provide that, as a general rule, when an ERISA Plan acquires an equity interest in an entity and such interest does not represent a

"publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by "benefit plan investors" is not "significant." For purposes of the Labor Regulations, the Trust will not be an investment company nor an operating company.

     Under the Labor Regulations, equity participation by benefit plan investors will not be considered "significant" on any date only if, immediately after the most recent acquisition of Capital Securities, the aggregate interest in the Capital Securities held by benefit plan investors will be less than 25% of the value of the Capital Securities. Although it is possible that the equity participation by benefit plan investors on any date will not be "significant" for purposes of the Labor Regulations, such result cannot be assured. Consequently, if ERISA Plans or investors using plan assets of ERISA Plans purchase the Capital Securities, the Trust's assets could be deemed to be "plan assets" of such ERISA Plans for purposes of the fiduciary responsibility provisions of ERISA and the Code. Under ERISA, any person who exercises any authority or control respecting the management or disposition of the assets of an ERISA Plan is considered to be a fiduciary of such ERISA Plan. For example, the Property Trustee could therefore become a fiduciary of the ERISA Plans that invest in the Capital Securities and be subject to the general fiduciary requirements of ERISA in exercising its authority with respect to the management of the assets of the Trust. However, the Property Trustee will have only limited discretionary authority with respect to the Trust's assets and the remaining functions and responsibilities performed by the Property Trustee will be for the most part custodial and ministerial in nature.

PROHIBITED TRANSACTIONS

     The Corporation may be a party in interest or a disqualified person with respect to an ERISA Plan investing in the Capital Securities or acquiring Junior Subordinated Notes, and therefore, such investment by an ERISA Plan may give rise to a Prohibited Transaction in the form of a direct or indirect extension of credit by the investing ERISA Plan to the Corporation. Consequently, before investing in the Capital Securities or acquiring Junior Subordinated Notes, any person who is, or who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the Prohibited Transaction rules discussed below or otherwise available is applicable to such investment in the Capital Securities or acquisition of Junior Subordinated Notes, or that such investment in, or acquisition of, such securities will not result in a Prohibited Transaction.

     The statutory or administrative exemptions from the Prohibited Transaction rules under ERISA and the Code which may be available to an ERISA Plan which is investing in the Capital Securities include: Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by qualified professional asset managers; PTCE 96-23, regarding transactions effected by in-house asset managers; and PTCE 95-60, regarding investments by insurance company general accounts (collectively referred to as the "ERISA Investor Exemptions").

     Notwithstanding the foregoing, Capital Securities may not be acquired by any Person who is, or who in acquiring such Capital Securities is using the assets of, an ERISA Plan unless one of the ERISA Investor Exemptions or another applicable exemption is available to the ERISA Plan. The acquisition of the Capital Securities by any Person who is, or who in acquiring such Capital Securities is using the assets of, an ERISA Plan shall be deemed to constitute a representation by such Person to the Trust that such person is eligible for exemptive relief available pursuant to either the ERISA Investor Exemptions or another applicable exemption with respect to the acquisition and holding of such Capital Securities.

     THE DISCUSSION HEREIN OF ERISA IS GENERAL IN NATURE AND IS NOT INTENDED TO BE ALL INCLUSIVE. ANY FIDUCIARY OF AN ERISA PLAN, GOVERNMENTAL PLAN OR CHURCH PLAN CONSIDERING AN INVESTMENT IN THE CAPITAL SECURITIES SHOULD CONSULT WITH ITS LEGAL ADVISORS REGARDING THE CONSEQUENCES OF SUCH INVESTMENT.

                              PLAN OF DISTRIBUTION

     This Prospectus Supplement and accompanying Prospectus are to be used by NationsBanc Capital Markets, Inc. ("NCMI"), a broker-dealer and a direct wholly owned subsidiary of NationsBank, in connection with offers and sales of Offered Securities in secondary market transactions at negotiated prices relating to prevailing prices at the time of sale or otherwise. NCMI may act as principal or agent in such transactions.

     NationsBank is considered to be an affiliate of NCMI, and the offer and sale of any Offered Securities by NCMI will comply with the requirements of the NASD regarding the underwriting of securities of affiliates and with any restrictions that may be imposed on NCMI by the Federal Reserve Board. In addition, under the applicable NASD rules, no NASD member participating in offers and sales of the Offered Securities may execute a transaction in the Offered Securities in a discretionary account without the specific prior written approval of the member's customer.

     NCMI has no obligation to make a market in the Offered Securities, and if commenced, may discontinue its market-making activities at any time without notice, at its sole discretion. Furthermore, NCMI may be required to discontinue its market-marking activities during periods when the Corporation is involved in a distribution of certain of its securities or when NCMI, by virtue of its affiliation with the Corporation, is aware of material non-public information relating to the Corporation. In such instance, NCMI would not be able to recommence its market-making activities until such distribution has been completed or such information has become publicly available. It is not possible to determine the impact, if any, that any such dicontinuance may have on the market for the Offered Securities. While other broker-dealers may make a market in the Offered Securities from time to time, there can be no assurance that any other broker-dealer will do so at any time when NCMI discontinues its market-making activities.

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the Capital Securities will be passed upon on behalf of the NB Capital Trust by Richards, Layton & Finger, special Delaware counsel to the NB Capital Trust. The validity of the Junior Subordinated Notes and the Capital Securities Guarantees and certain matters relating thereto will be passed upon for NationsBank by Smith Helms Mulliss & Moore, L.L.P. and for the Underwriters by Stroock & Stroock & Lavan. Certain United States federal income taxation matters will be passed upon for NationsBank and the NB Capital Trust by Stroock & Stroock & Lavan, special tax counsel to NationsBank and the NB Capital Trust. Smith Helms Mulliss & Moore, L.L.P. and Stroock & Stroock & Lavan will rely on the opinion of Richards, Layton & Finger as to matters of Delaware law. As of the date of this Global Prospectus Supplement, certain members of Smith Helms Mulliss & Moore, L.L.P. beneficially own approximately 80,000 shares of the Corporation's common stock.

                         LISTING OF CAPITAL SECURITIES
                              AND RELATED MATTERS

     Application has been made to list the Capital Securities on the Luxembourg Stock Exchange. However, there can be no assurance that the Capital Securities will be accepted for listing. NationsBank and the Trust do not intend to list the Capital Securities on any other securities exchange. Prior to listing, a legal notice relating to the issuance of the Capital Securities, the Certificate of Trust, the Declaration, the Indenture and the Underwriting Agreement will be deposited with the Chief Registrar of the District Court of Luxembourg, where such documents may be inspected and copies thereof obtained upon request.

     As long as any of the Capital Securities are outstanding, copies of the Certificate of Trust, the Declaration, the Indenture and the Underwriting Agreement and copies of the documents referred to under "Available Information" in the accompanying Prospectus, including the Current Report on Form 8-K to be filed by the Corporation and the Trust with the Commission shortly after completion of the offering, will be available at the offices of Banque Generale du Luxembourg (the "Listing Agent") in the City of Luxembourg. In addition, the 1994 and 1995 annual financial statements and the quarterly and annual financial statements commencing with the September 30, 1996 statements of NationsBank will be available at the offices of the Listing Agent in the City of Luxembourg.

     There has been no material adverse change in the consolidated financial condition of the Corporation since September 30, 1996.

     The Corporation is not a party to any legal proceeding which, if determined adversely, would materially and adversely affect its condition or operations or would materially and adversely affect its ability to perform its obligations under the Indenture. The Trust is not a party to any legal proceeding which, if determined adversely, would materially and adversely affect its condition or operations or would materially and adversely affect its ability to perform its obligations under the Declaration.

PROSPECTUS
                           NATIONSBANK(Register mark)

                           JUNIOR SUBORDINATED NOTES

                              NB CAPITAL TRUST III
                              NB CAPITAL TRUST IV
                               NB CAPITAL TRUST V

                              PREFERRED SECURITIES
                       GUARANTEED AS SET FORTH HEREIN BY
                           NATIONSBANK(Register mark)

     NationsBank Corporation ("NationsBank" or the "Corporation") may offer from time up to $1,031,000,000 in aggregate principal amount of its subordinated debentures, notes or other evidence of indebtedness (the "Junior Subordinated Notes") in one or more series and in amounts, at prices and on terms to be determined at the time of an offering. The Junior Subordinated Notes when issued will be unsecured obligations of the Corporation. The Corporation's obligations under the Junior Subordinated Notes will be subordinate and junior in right of payment to other indebtedness of the Corporation, as may be described in an accompanying Prospectus Supplement (the "Prospectus Supplement") and in an aggregate amount to be set forth as of the most recent practicable date in such Prospectus Supplement.
     NB Capital Trust III, NB Capital Trust IV and NB Capital Trust V (each, an "NB Capital Trust"), each a statutory business trust formed under the laws of the State of Delaware, severally may offer, from time to time, capital securities representing undivided preferred beneficial interests in the assets of the respective NB Capital Trust ("Preferred Securities") having an aggregate liquidation value of not in excess of $1,000,000,000. The payment of periodic cash distributions ("distributions") with respect to Preferred Securities of an NB Capital Trust and payment on liquidation, redemption or otherwise with respect to such Preferred Securities, in each case out of moneys held by such Trust, will be guaranteed by NationsBank as described herein (each, a "Preferred Securities Guarantee"). See "DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES." The Corporation's obligations under each Preferred Securities Guarantee will be subordinate and junior in right of payment to all other liabilities, including contingent liabilities, of the Corporation and will rank pari passu
                                                        (CONTINUED ON NEXT PAGE)

THE OFFERED SECURITIES ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT
   OBLIGATIONS OF OR GUARANTEED BY ANY BANKING AFFILIATE OF NATIONSBANK,
      ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
        ANY OTHER GOVERNMENT AGENCY AND INVOLVE INVESTMENT RISKS,
                              INCLUDING POSSIBLE LOSS OF PRINCIPAL.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH
     CAROLINA (THE "COMMISSIONER") OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OR
        ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
            CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENTS ARE TO BE USED BY
   NATIONSBANC CAPITAL MARKETS, INC., A BROKER-DEALER AND A DIRECT WHOLLY
     OWNED SUBSIDIARY OF NATIONSBANK, IN CONNECTION WITH OFFERS AND SALES
       RELATED TO SECONDARY MARKET TRANSACTIONS IN THE OFFERED
        SECURITIES. NATIONSBANC CAPITAL MARKETS, INC. OR ITS AFFILIATES
          MAY ACT AS PRINCIPAL OR AGENT IN SUCH TRANSACTIONS. ANY
            SUCH SALES WILL BE MADE AT NEGOTIATED PRICES RELATING
              TO PREVAILING MARKET PRICES AT THE TIME OF SALE OR
                                   OTHERWISE.

                       NATIONSBANC CAPITAL MARKETS, INC.

                The date of this Prospectus is January 14, 1997.

(CONTINUED FROM PREVIOUS PAGE)

with the most senior preferred or preference stock now or hereafter issued by the Corporation and with any guarantee now or hereafter entered into by NationsBank in respect of any preferred or preference stock of any affiliate of the Corporation. A Preferred Securities Guarantee relating to the Preferred Securities of an NB Capital Trust, when taken together with the Corporation's obligations under the Junior Subordinated Notes held by such Trust, the Indenture (as defined herein) and the Declaration of such Trust (as described herein), including the Corporation's obligation to pay all costs, expenses, debts and liabilities of such Trust imposed by the Indenture (other than with respect to the Trust Securities (as defined herein) of such Trust), will provide a full and unconditional guarantee, on a subordinated basis by the Corporation of payments due on such Preferred Securities. See "EFFECT OF OBLIGATIONS UNDER THE JUNIOR SUBORDINATED NOTES AND THE GUARANTEE."

     Junior Subordinated Notes may be issued and sold from time to time in one or more series to an NB Capital Trust, or a trustee of such Trust, in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of such Trust. The Junior Subordinated Notes purchased by an NB Capital Trust may be subsequently distributed pro rata to holders of the Trust Securities in connection with the dissolution of such Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement relating to such securities. The Junior Subordinated Notes, the Preferred Securities and the related Preferred Securities Guarantees are sometimes collectively referred to hereafter as the "Offered Securities."

     The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering. Specific terms of the Junior Subordinated Notes of any series and of the Preferred Securities of the NB Capital Trust which will purchase and hold such Notes (the terms of which Preferred Securities will mirror the terms of such Junior Subordinated Notes), in respect of which this prospectus (the "Prospectus") is delivered will be set forth in the Prospectus Supplement relating to such securities. Such Prospectus Supplement will describe, without limitation and where applicable, the following: (i) in the case of Junior Subordinated Notes, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, conversion, prepayment, redemption or sinking fund provisions, if any, interest rate (which may be fixed or variable), if any, the time and method of calculating interest payments, if any, dates on which premium, if any, and interest, if any, will be payable, the right of NationsBank, if any, to defer payment of interest on the Junior Subordinated Notes and the maximum length of such deferral period, the initial public offering price, subordination terms, any listing on a securities exchange and any other specific terms of the offering; and (ii) in the case of Preferred Securities, the designation, number of securities, liquidation preference per security, initial public offering price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, terms for any conversion or exchange into other securities, any redemption, exchange or sinking fund provisions, and any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities, as well as the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Junior Subordinated Notes of NationsBank. The Prospectus Supplement relating to any Offered Securities also will contain specific information regarding any special prepayment or redemption provisions of the particular securities offered thereby.

     This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NATIONSBANK CORPORATION, ANY OF THE NB CAPITAL TRUSTS OR NATIONSBANC CAPITAL MARKETS, INC. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NATIONSBANK CORPORATION OR ANY OF THE NB CAPITAL TRUSTS SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, previously filed by the Corporation with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

          (a) The Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 as filed March 29, 1996;

          (b) The Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 as filed May 10, 1996, June 30, 1996 as filed August 14, 1996, and September 30, 1996 as filed November 13, 1996;

          (c) The Corporation's Current Reports on Form 8-K filed January 12, 1996, February 1, 1996, March 8, 1996, April 17, 1996, May 16, 1996, July
     5, 1996, July 31, 1996, September 6, 1996 (as amended by Form 8-K/A-1 filed September 11, 1996 and Form 8-K/A-2 filed November 13, 1996), September 20, 1996 (as amended by Form 8-K/A filed September 23, 1996), October 25, 1996, November 14, 1996, December 4, 1996 and December 17, 1996 (two Forms 8-K); and

          (d) The description of the Corporation's Common Stock contained in its registration statement filed pursuant to Section 12 of the Exchange Act, as modified by the Corporation's Current Report on Form 8-K filed on September 21, 1994.

     All reports and any definitive proxy or information statements filed by the Corporation with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO JOHN
E. MACK, SENIOR VICE PRESIDENT AND TREASURER, NATIONSBANK CORPORATION, NATIONSBANK CORPORATE CENTER, CORPORATE TREASURY DIVISION, CHARLOTTE, NORTH CAROLINA 28255. TELEPHONE REQUESTS MAY BE DIRECTED TO (704) 386-5972.

                             AVAILABLE INFORMATION

     This Prospectus constitutes a part of a combined Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by NationsBank and the NB Capital Trusts with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Indenture and the Declarations. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to NationsBank, the NB Capital Trusts and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     NationsBank is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the following public reference facilities maintained by the Commission: 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New

York, New York 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning NationsBank may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of The Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104.

     No separate financial statements of any of the NB Capital Trusts have been included herein. NationsBank does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of each of the NB Capital Trusts will be owned, directly or indirectly, by NationsBank, a reporting company under the Exchange Act, (ii) none of the NB Capital Trusts has any independent operations but each exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Trust and investing the proceeds thereof in Junior Subordinated Notes issued by NationsBank, and (iii) the Corporation's obligations described herein and in any accompanying Prospectus Supplement to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of each NB Capital Trust under the Indenture and any supplemental indenture thereto and pursuant to the Declaration of each NB Capital Trust, the guarantee issued with respect to Preferred Securities issued by each NB Capital Trust, the Junior Subordinated Notes purchased by each NB Capital Trust and the provisions of the Indenture, taken together, constitute a full and unconditional guarantee of payments due on the Preferred Securities. See "DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES" and "DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES."

     NB Capital Trust III currently is subject to the informational reporting requirements under Section 13 of the Exchange Act but has not yet been required to file any such reports. NB Capital Trusts IV and V currently are not subject to the reporting requirements under Section 13, but will become subject to such requirements upon the effectiveness of the Registration Statement. The NB Capital Trusts, including NB Capital Trust III, intend to seek and expect to receive exemptions from the Section 13 reporting requirements prior to the filing deadlines for any such reports.

                            NATIONSBANK CORPORATION

GENERAL

     NationsBank is a multi-bank holding company established as a North Carolina corporation in 1968 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), with its principal assets being the stock of its subsidiaries. Through its banking subsidiaries (the "Banks") and its various non-banking subsidiaries, NationsBank provides banking and banking-related services, primarily throughout the Southeast and Mid-Atlantic states and Texas. The principal executive offices of NationsBank are located at NationsBank Corporate Center in Charlotte, North Carolina 28255. Its telephone number is
(704) 386-5000.

OPERATIONS

     NationsBank provides a diversified range of banking and certain nonbanking financial services and products through its various subsidiaries. NationsBank manages its business activities through three major business units: the General Bank, Global Finance and Financial Services.

     The General Bank provides comprehensive services in the commercial and retail banking fields, including the origination and servicing of home mortgage loans, the issuance and servicing of credit cards (through a Delaware subsidiary), indirect lending, dealer finance and certain insurance services. The General Bank also provides retirement services for defined benefit and defined contribution plans, full service and discount brokerage services, investment advisory services, including advising the Nations Fund family of mutual funds, as well as private banking, fiduciary and investment management services through subsidiaries of NationsBank. As of September 30, 1996, the General Bank operated 1,980 banking offices through the following Banks:
NationsBank, N.A. (serving the states of North Carolina, South Carolina, Maryland and Virginia and the District of Columbia); NationsBank, N.A. (South) (serving the states of Florida and Georgia); NationsBank of

Kentucky, N.A.; NationsBank of Tennessee, N.A.; NationsBank of Texas, N.A.; and Sun World, N.A. (serving the state of Texas). The General Bank also provides fully automated, 24-hour cash dispensing and depositing services throughout the states in which it is located, through 3,609 automated teller machines.

     Global Finance provides comprehensive corporate and investment banking as well as trading and distribution services to domestic and international customers. The group serves as a principal lender and investor, as well as an advisor, arranger and underwriter, and manages treasury and trade transactions for clients and customers. Loan origination and syndication, asset-backed lending, leasing, factoring, project finance and mergers and acquisitions are representative of the services provided by the group. Global Finance also underwrites, trades and distributes a wide range of securities (including bank-eligible securities and, to a limited extent, bank-ineligible securities as authorized by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board")), and trades and distributes a wide range of derivative products in certain interest rate, foreign exchange, commodity and equity markets. Global Finance provides its services through various offices located in major United States cities as well as in London, Frankfurt, Singapore, Bogota, Mexico City, Grand Cayman, Nassau, Seoul, Tokyo, Osaka, Taipei and Hong Kong.

     Financial Services includes NationsCredit Consumer Corporation, primarily a consumer finance subsidiary, and NationsCredit Commercial Corporation, primarily a commercial finance subsidiary. NationsCredit Consumer Corporation, which has approximately 331 offices located in 36 states, provides personal, mortgage and automobile loans to consumers and retail finance programs to dealers. NationsCredit Commercial Corporation consists of seven divisions that specialize in one or more of the following areas: equipment loans and leasing; loans for debt restructuring, mergers and acquisitions and working capital; real estate, golf/recreational and health care financing; and inventory financing to manufacturers, distributors and dealers.

RECENT ACQUISITION

     On January 7, 1997, NationsBank completed the acquisition of Boatmen's Bancshares, Inc., a corporation organized and existing under the laws of the State of Missouri and registered as a bank holding company under the BHCA ("Boatmen's"). Pursuant to an Agreement and Plan of Merger dated August 29, 1996, Boatmen's was merged into a wholly owned subsidiary of NationsBank (the "Boatmen's Acquisition"). The Boatmen's Acquisition constituted a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and was accounted for as a purchase. At September 30, 1996, Boatmen's had total assets of $41 billion and had over 600 banking offices in Missouri, Kansas, Arkansas, Oklahoma, New Mexico, Texas, Iowa, Illinois and Tennessee. For additional information regarding the Boatmen's Acquisition, see the Current Report of NationsBank on Form 8-K filed September 6, 1996, as amended by Form 8-K/A-1 filed September 11, 1996 and Form 8-K/A-2 filed November 13, 1996, incorporated herein by reference.

     As part of its operations, NationsBank regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company investment. In addition, NationsBank regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. As a general rule, NationsBank publicly announces such material acquisitions when a definitive agreement has been reached.

SUPERVISION AND REGULATION

     GENERAL. As a registered bank holding company, NationsBank is subject to the supervision of, and to regular inspection by, the Federal Reserve Board. The Banks are organized as national banking associations, which are subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller"). The Banks are also subject to regulation by the Federal Deposit Insurance Corporation (the "FDIC") and other federal regulatory agencies. In addition to banking laws, regulations and regulatory agencies, NationsBank and its subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect the Corporation's operations, management and ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect NationsBank.

     The activities of NationsBank, and those of companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as NationsBank, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board or to acquire more than 5% of any class of voting stock of any company.

     Bank holding companies are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company became able to acquire banks in states other than its home state beginning September 29, 1995, without regard to the permissibility of such acquisition under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% of such deposits in that state (or such lesser or greater amount set by state law).

     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, therefore creating interstate branches, beginning June 1, 1997. Under such legislation, each state has the opportunity either to "opt out" of this provision, thereby prohibiting interstate branching in such states, or to "opt in" at an earlier time, thereby allowing interstate branching within that state prior to June 1, 1997. Furthermore, pursuant to such act, a bank is now able to open new branches in a state in which it does not already have banking operations if the laws of such state permit such DE NOVO branching. Of those states in which the Banks are located, Delaware, Maryland, North Carolina and Virginia have enacted legislation to "opt in," thereby permitting interstate branching prior to June 1, 1997, and Texas has adopted legislation to "opt out" of the interstate branching provisions (which Texas law currently expires on September 2, 1999).

     As previously described, NationsBank regularly evaluates merger and acquisition opportunities, and it anticipates that it will continue to evaluate such opportunities in light of the new legislation.

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies.

     CAPITAL AND OPERATIONAL REQUIREMENTS. The Federal Reserve Board, the Comptroller and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth.

     The Federal Reserve Board risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. The Corporation's Tier 1 and total risk-based capital ratios under these guidelines at September 30, 1996 were 7.05% and 12.05%, respectively.

     The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. The Corporation's leverage ratio at September 30, 1996 was 6.30%. Management believes that NationsBank meets its leverage ratio requirement.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, as of September 30, 1996, each of the Banks was considered well capitalized.

     On October 21, 1996, the Federal Reserve Board issued a press release (the "Federal Reserve Press Release") announcing that it had approved the use of certain cumulative preferred stock instruments, such as the Preferred Securities, in Tier 1 capital for bank holding companies. Because NationsBank intends to treat the Preferred Securities in Tier 1 capital and, under current United States federal tax law, will receive a tax deduction for interest in respect of the Junior Subordinated Notes, the issuance of the Offered Securities is a cost-effective method of raising capital on an after-tax basis.

     Banking agencies have recently adopted final regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. After gaining experience with the proposed measurement process, these banking agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.

     DISTRIBUTIONS. The Corporation's funds for cash distributions to its shareholders are derived from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from the Banks. The amount of dividends that each Bank may declare in a calendar year without approval of the Comptroller is the Bank's net profits for that year, as defined by statute, combined with its net retained profits, as defined, for the preceding two years. In addition, from time to time NationsBank applies for, and may receive, permission from the Comptroller for one or more of the Banks to declare special dividends. As of January 1, 1996, the Banks can initiate dividend payments without prior regulatory approval of up to $905 million plus an additional amount equal to their net profits for 1996 up to the date of any such dividend declaration.

     In addition to the foregoing, the ability of NationsBank and the Banks to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA as described above. Furthermore, the Comptroller may prohibit the payment of a dividend by a national bank if it determines that such payment would constitute an unsafe or unsound practice. The right of NationsBank, its shareholders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

     SOURCE OF STRENGTH. According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. In the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of NationsBank or related to FDIC assistance provided to a subsidiary in danger of default -- the other Banks may be assessed for the FDIC's loss, subject to certain exceptions.

                                   THE TRUSTS

     Each of the NB Capital Trusts is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust executed by the Corporation, as sponsor for such trust (the "Sponsor"), and the NB Trustees (as defined herein) for such trust and (ii) the filing of a separate certificate of trust with the Delaware Secretary of State. The declarations of trust with respect to all of the NB Capital Trusts have identical terms (except with respect to the name of the NB Capital Trust to which it relates) and each is referred to as a "Declaration." The term "Declaration," when used with respect to the Preferred Securities of a particular NB Capital Trust, shall be deemed to include any Amended and Restated Declaration of Trust with respect to such Preferred Securities.

     Each NB Capital Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of such Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds from the sale of the Trust Securities in the purchase of a series of Junior Subordinated Notes, and (iii) engaging in only those other activities necessary or incidental thereto. The Common Securities of an NB Capital Trust will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities of such Trust, except that upon an event of default under the Declaration of such Trust, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Corporation will, directly or indirectly, purchase and own all of the Common Securities of each NB Capital Trust, which will represent an aggregate liquidation amount equal to at least 3 percent of the total capital of such NB Capital Trust. Each NB Capital Trust has a term of approximately 55 years, but may earlier terminate as provided in its Declaration. Each NB Capital Trust's business and affairs will be conducted by its trustees (the "NB Trustees"). The Corporation, as the direct or indirect holder of the Common Securities of each NB Capital Trust, will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the NB Trustees of each such NB Capital Trust. The duties and obligations of the NB Trustees shall be governed by the respective Declarations of such NB Capital Trusts. One or more of the NB Trustees of each NB Capital Trust will be persons who are employees or officers of or who are otherwise affiliated with the Corporation (the "Regular Trustees"), and one NB Trustee of each NB Capital Trust will be a financial institution that is unaffiliated with the Corporation, which shall act as property trustee under the related Declaration and as indenture trustee (the "Property Trustee") for purposes of compliance with the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement relating to the offering of the Trust Securities of each such Trust. The Property Trustee will hold title to the Junior Subordinated Notes purchased by an NB Capital Trust for the benefit of the holders of the Trust Securities of such Trust and will have the power to exercise all rights, power and privileges under the Indenture as the holder of such Junior Subordinated Notes. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of such Junior Subordinated Notes for the benefit of the holders of such Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption or otherwise to the holders of such Trust Securities out of funds from the Property Account. In addition, unless the Property Trustee maintains a principal place of business in the

State of Delaware and otherwise meets the requirements of applicable law, one NB Trustee of each NB Capital Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee").

     The Declaration of an NB Capital Trust may be modified or amended if approved by its Regular Trustees (if there are more than two Regular Trustees, then approved by a majority of its Regular Trustees) and, in certain circumstances, by its Property Trustee or its Delaware Trustee, provided that, if any proposed amendment provides for, or such Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities of such Trust, whether by way of amendment to its Declaration or otherwise or (ii) the dissolution, winding-up or termination of such Trust other than pursuant to the terms of its Declaration, then the holders of such Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of such Trust Securities affected thereby; provided further, that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities of such Trust, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Trust Securities.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration of an NB Capital Trust if such amendment or modification would
(i) cause such Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee of such Trust or (iii) cause such Trust to be deemed an "investment company" required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

     The Corporation will pay all fees and expenses related to the NB Capital Trusts and the offering of Trust Securities. The office of the Delaware Trustee for each NB Capital Trust in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of each NB Capital Trust shall be c/o NationsBank Corporation, Corporate Treasury Division, NationsBank Corporate Center, Charlotte, North Carolina 28255, telephone (704) 386-5972.

                                USE OF PROCEEDS

     Each NB Capital Trust will use the gross proceeds received from the sale of its Preferred Securities to purchase Junior Subordinated Notes from NationsBank. NationsBank intends to add the net proceeds from the sale of the Junior Subordinated Notes to its general funds, to be used for general corporate purposes, including the Corporation's working capital needs, the funding of investments in, or extensions of credit to, its banking and nonbanking subsidiaries, possible acquisitions of other financial institutions or their assets or liabilities, possible acquisitions of or investments in other businesses of a type eligible for bank holding companies and possible reduction of outstanding indebtedness or repurchase of outstanding equity securities of the Corporation. Pending such use, the Corporation may temporarily invest the net proceeds in investment grade securities. The Corporation may, from time to time, engage in additional capital financings of a character and in amounts to be determined by the Corporation in light of its needs at such time or times and in light of prevailing market conditions. If the Corporation elects at the time of issuance of Junior Subordinated Notes to make different or more specific use of proceeds other than that set forth herein, such use will be described in the Prospectus Supplement relating to such Junior Subordinated Notes.

                   RATIOS OF EARNINGS TO FIXED CHARGES AND TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following are the Corporation's consolidated ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividend requirements for the nine months ended September 30, 1996 and for each of the years in the five-year period ended December 31, 1995:

                                                                          NINE MONTHS
                                                                             ENDED                     YEAR ENDED
                                                                         SEPTEMBER 30,                DECEMBER 31,
                                                                             1996         1995    1994    1993    1992    1991
Ratio of Earnings to Fixed Charges:
  Excluding interest on deposits......................................        1.8         1.7     1.9     2.3     2.4     1.1
  Including interest on deposits......................................        1.5         1.4     1.5     1.5     1.4     1.0
Ratio of Earnings to Combined Fixed Charges and Preferred Stock
  Dividends:
  Excluding interest on deposits......................................        1.8         1.6     1.8     2.3     2.3     1.1
  Including interest on deposits......................................        1.5         1.4     1.5     1.5     1.4     1.0

     For purposes of computing the consolidated ratios, earnings represent net income of the Corporation plus applicable income taxes and fixed charges, less capitalized interest and the equity in undistributed earnings of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), capitalized interest, amortization of debt discount and appropriate issuance costs and one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under all lease commitments. Preferred stock dividend requirements represent dividend requirements on the outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover such dividend requirements.

                              PLAN OF DISTRIBUTION

     This Prospectus Supplement and accompanying Prospectus are to be used by NationsBanc Capital Markets, Inc. ("NCMI"), a broker-dealer and a direct wholly owned subsidiary of NationsBank, in connection with offers and sales of Offered Securities in secondary market transactions at negotiated prices relating to prevailing prices at the time of sale or otherwise. NCMI may act as principal or agent in such transactions. The participation of NCMI in the offer and sale of the Offered Securities complies with the requirements of Section 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding underwriting of securities of an affiliate. NCMI will not execute a transaction in the Offered Securities in a discretionary account without the prior written specific approval of NCMI's customer. NCMI has no obligation to make a market in the Offered Securities, and if commenced, may discontinue its market-making activities at any time without notice, at its sole discretion. Furthermore, NCMI may be required to discontinue its market-marking activities during periods when the Corporation is involved in a distribution of certain of its securities or when NCMI, by virtue of its affiliation with the Corporation, is aware of material non-public information relating to the Corporation. In such instance, NCMI would not be able to recommence its market-making activities until such distribution has been completed or such information has become publicly available. It is not possible to determine the impact, if any, that any such dicontinuance may have on the market for the Offered Securities. While other broker-dealers may make a market in the Offered Securities from time to time, there can be no assurance that any other broker-dealer will do so at any time when NCMI discontinues its market-making activities.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

     THE FOLLOWING DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES SETS FORTH CERTAIN GENERAL TERMS AND PROVISIONS OF THE JUNIOR SUBORDINATED NOTES TO WHICH ANY PROSPECTUS SUPPLEMENT MAY RELATE. THE PARTICULAR TERMS OF THE JUNIOR SUBORDINATED NOTES OFFERED BY A PROSPECTUS SUPPLEMENT AND THE EXTENT, IF ANY, TO WHICH SUCH GENERAL PROVISIONS MAY APPLY TO THE JUNIOR SUBORDINATED NOTES SO OFFERED WILL BE DESCRIBED IN SUCH PROSPECTUS SUPPLEMENT.

     Junior Subordinated Notes may be issued from time to time in one or more series under an Indenture (the "Indenture") between the Corporation and The Bank of New York, as Trustee (in such capacity, the "Debt Trustee"). The Indenture is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those terms stated in the Indenture and those terms made part of the Indenture by reference to the Trust Indenture Act. The following summary of certain provisions of the Indenture does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture and the Trust Indenture Act. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Indenture.

GENERAL

     The Junior Subordinated Notes will be unsecured, subordinated obligations of the Corporation. The Indenture does not limit the aggregate principal amount of Junior Subordinated Notes which may be issued thereunder and provides that the Junior Subordinated Notes may be issued from time to time in one or more series. Each series of Junior Subordinated Notes shall be issued pursuant to an indenture supplemental to the Indenture or a resolution of the Corporation's Board of Directors or a special committee appointed thereby (each, a "Supplemental Indenture"). With respect to any particular series of Junior Subordinated Notes, the term "Indenture" shall be deemed to include any Supplemental Indenture(s) with respect to such series of Junior Subordinated Notes.

     In the event Junior Subordinated Notes are issued to an NB Capital Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust, such Junior Subordinated Notes subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such Trust upon the occurrence of certain events, as will be described in the Prospectus Supplement relating to such Trust Securities. Only one series of Junior Subordinated Notes will be issued to an NB Capital Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust.

     Reference is made to the Prospectus Supplement relating to the particular Junior Subordinated Notes being offered thereby for the following terms: (i) the designation of such Junior Subordinated Notes; (ii) the aggregate principal amount of such Junior Subordinated Notes; (iii) the percentage of their principal amount at which such Junior Subordinated Notes will be issued; (iv) the date or dates on which such Junior Subordinated Notes will mature and the right, if any, to extend such date or dates; (v) the rate or rates, if any, per annum, at which such Junior Subordinated Notes will bear interest, or the method of determination of such rate or rates; (vi) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vii) the right to extend the interest payment periods and the duration of such extension; (viii) provisions for a sinking purchase or other analogous fund, if any; (ix) the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Corporation or the holder; (x) the form of such Junior Subordinated Notes; and (xi) any other specific terms of the Junior Subordinated Notes. Principal, premium, if any, and any interest will be payable, and the Junior Subordinated Notes will be transferable, at the corporate trust office of the Debt Trustee in New York, New York, provided that payment of interest, if any, may be made at the option of the Corporation by check mailed to the address of the person entitled thereto as it appears in the Security Register.

     The ability of NationsBank to make payments of principal of and premium, if any, and any interest on the Junior Subordinated Notes may be affected by the ability of the Banks to pay dividends. The ability of the Banks, as well as of the Corporation, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "NATIONSBANK CORPORATION -- Supervision and Regulation."

     The covenants contained in the Indenture would not necessarily afford protection to holders of the Junior Subordinated Notes in the event of a decline in credit quality resulting from takeovers, recapitalization or similar restructuring.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise specified in the Prospectus Supplement relating to a series of Junior Subordinated Notes, the Junior Subordinated Notes will be issued in fully registered form without coupons and in denominations of $1,000 and multiples of $1,000. No service charge will be made for any transfer or exchange of the Junior Subordinated Notes, but the Corporation or the Debt Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

     Unless otherwise provided in the Prospectus Supplement relating to a series of Junior Subordinated Notes, principal, premium, if any, or any interest will be payable and the Junior Subordinated Notes may be surrendered for payment or transferred at the offices of the Debt Trustee, as paying and authenticating agent, provided that payment of interest on registered securities that are not issued to an NB Capital Trust may be made at the option of the Corporation by check mailed to the address of the person entitled thereto as it appears in the Security Register.

BOOK-ENTRY JUNIOR SUBORDINATED NOTES

     The Junior Subordinated Notes of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary"), or its nominee, identified in the Prospectus Supplement relating to such Junior Subordinated Notes. In such case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Junior Subordinated Notes of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Junior Subordinated Notes in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee for such Depositary and except in the circumstances described in the Prospectus Supplement relating to such Junior Subordinated Notes.

     The specific terms of the depositary arrangement with respect to any portion of a series of Junior Subordinated Notes to be represented by a Global Security and a description of the Depositary will be provided in the Prospectus Supplement relating to such Junior Subordinated Notes.

SUBORDINATION

     The Junior Subordinated Notes of a series will be subordinated and junior in right of payment to other indebtedness of the Corporation to the extent set forth in the Prospectus Supplement relating to such Junior Subordinated Notes.

CERTAIN COVENANTS OF THE CORPORATION

     If Junior Subordinated Notes of a series are issued to an NB Capital Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust and (i) there shall have occurred and be continuing any event that would constitute an Event of Default (as defined herein) or any nonpayment of principal, premium, if any, or interest, when due on such Junior Subordinated Notes (a "Note Payment Failure"), or (ii) the Corporation shall be in default with respect to its payment of any obligations under the related Preferred Securities Guarantee or Common Securities Guarantee (as defined herein), or
(iii) if applicable, the Corporation shall have given notice of its election to defer payments of interest on such Junior Subordinated Notes by extending the interest payment period as provided in the Indenture and described in the Prospectus Supplement relating to such Junior Subordinated Notes and such period, or any extension thereof, shall be continuing, then (a) the Corporation shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of its Common Stock in connection with the satisfaction by it of its obligations under any employee benefit plans, (ii) as a result of a reclassification of its capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of its capital stock or

(iii) the purchase of fractional interests in shares of its capital stock pursuant to an acquisition or the conversion or exchange provisions of its capital stock or the security being converted or exchanged (collectively, "Permitted Purchases/Exchanges")) or make any guarantee payments with respect to the foregoing, and (b) the Corporation shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Corporation which rank pari passu with or junior to such Junior Subordinated Notes.

     If Junior Subordinated Notes of a series are issued to an NB Capital Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust, for so long as such Trust Securities remain outstanding, the Corporation will (i) directly or indirectly maintain 100 percent ownership of the Common Securities of such Trust (provided, however, that any permitted successor of the Corporation under the Indenture may succeed to the Corporation's ownership of such Common Securities); (ii) use its reasonable efforts to cause such Trust (a) to remain a statutory business trust, except in connection with the distribution of Junior Subordinated Notes to the holders of such Trust Securities in liquidation of such Trust, the redemption of all of such Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Trust, and (b) to otherwise continue not to be classified as an association taxable as a corporation or partnership for United States federal income tax purposes; and (iii) use its reasonable efforts to cause each holder of such Trust Securities to be treated as owning an undivided beneficial interest in such Junior Subordinated Notes.

LIMITATION ON MERGERS AND SALES OF ASSETS

     The Corporation shall not consolidate with, or merge into, any corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless (a) the successor entity shall be a corporation organized under the laws of the United States or any State or the District of Columbia and shall expressly assume the obligations of the Corporation under the Indenture and the respective Preferred Securities Guarantees and (b) after giving effect thereto, no Default shall have occurred and be continuing under the Indenture.

EVENTS OF DEFAULT, WAIVER AND NOTICE

     The Indenture provides that any one or more of the following described events which has occurred and is continuing constitutes an "Event of Default" with respect to a series of Junior Subordinated Notes:

     (a) certain events involving the bankruptcy, insolvency or reorganization of the Corporation; or

     (b) if Junior Subordinated Notes of such series are issued to an NB Capital Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust, the voluntary or involuntary dissolution, winding-up or termination of such Trust, except in connection with the distribution of such Junior Subordinated Notes to the holders of such Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Trust.

     The Indenture provides that, if an Event of Default on a series of Junior Subordinated Notes shall have occurred and be continuing, either the Debt Trustee or the holders of 25 percent in principal amount of such Junior Subordinated Notes then outstanding may declare the principal (or, if such Junior Subordinated Notes were issued with original issue discount, such portion of the principal amount as may be specified in the terms of such series) of all such Junior Subordinated Notes and any interest accrued thereon to be due and payable immediately. The holders of a majority in aggregate outstanding principal amount of such series of Junior Subordinated Notes may annul such declaration in certain circumstances and waive such default. Prior to any such declaration of acceleration, the holders of a majority in aggregate principal amount of a series of Junior Subordinated Notes generally may waive on behalf of the holders of all such Junior Subordinated Notes any default or Event of Default other than a default (i) in the payment of principal of, premium, if any, or interest on such Junior Subordinated Notes, (ii) in respect of covenants that cannot be modified or amended without the consent of each holder of such Junior Subordinated Notes, or (iii) in respect of certain other covenants of the Corporation; PROVIDED, HOWEVER, that if such Junior Subordinated Notes are issued to an NB Capital Trust or a trustee of such Trust, such waiver or modification to such waiver shall not be effective until a majority in liquidation amount of the Trust Securities of such Trust have consented to such waiver or modification. See " -- Certain Covenants of the Corporation" and " -- Modification of the Indenture."

     The holders of a majority in principal amount of the Junior Subordinated Notes of any and all series affected and then outstanding generally shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee under the Indenture, provided that the holders of such Junior Subordinated Notes shall have offered to the Debt Trustee reasonable indemnity against expenses and liabilities. Notwithstanding the foregoing, subject to any subordination provisions, as set forth in the Prospectus Supplement relating to a series of Junior Subordinated Notes, the right of any holder of Junior Subordinated Notes to receive payment of the principal of and premium, if any, and interest on such Junior Subordinated Notes on or after the due dates therefor, as the same may be extended in accordance with the terms of such Junior Subordinated Notes, or to institute suit for the enforcement of any such payment provisions, shall not be impaired or affected without the consent of such holder.

     If Junior Subordinated Notes of a series are issued to an NB Capital Trust, the same rights with respect to such Junior Subordinated Notes will extend to the holders of the Preferred Securities issued by such Trust. The Indenture requires the annual filing by the Corporation with the Debt Trustee of a certificate as to the absence of certain defaults under the Indenture.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Corporation and the Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Notes of all series affected by such modification at the time outstanding, to modify the Indenture or enter into any supplemental indenture or modify the rights of the holders of such Junior Subordinated Notes; PROVIDED, HOWEVER, that no such modification shall (i) extend the fixed maturity of any Junior Subordinated Note, or reduce the principal amount thereof (including in the case of a discounted Junior Subordinated Note the amount payable thereon in the event of acceleration or the amount provable in bankruptcy) or any redemption premium thereon, or reduce the rate or extend the time of payment of interest thereon, or make the principal of, or interest or premium on, such Junior Subordinated Notes payable in any coin or currency other than that provided in such Junior Subordinated Notes, or impair or affect the right of any holder of such Junior Subordinated Notes to institute suit for the payment thereof or the right of prepayment, if any, at the option of the holder, without the consent of the holder of each such Junior Subordinated Note so affected, or (ii) reduce the aforesaid percentage of Junior Subordinated Notes the consent of the holders of which is required for any such modification without the consent of the holders of each such Junior Subordinated Note so affected. The Indenture further provides that if Junior Subordinated Notes of a series are held by an NB Capital Trust or a trustee of such Trust, no modification of the Indenture shall be effective until the holders of a majority in liquidation preference of the Trust Securities of such NB Capital Trust shall have consented to such modification and that, whenever the consent of the holders of all outstanding Junior Subordinated Notes is required with respect to a modification of the Indenture, such modification shall not be effective until each holder of such Trust Securities shall have consented to such modification. As a result of these pass-through voting rights with respect to modifications to the Indenture, no modification thereto shall be effective until the holders of a majority in liquidation preference of the Trust Securities of an NB Capital Trust consent to such modification and no modification described in clauses (i) or (ii) shall be effective without the consent of each holder of Preferred Securities and each holder of Common Securities of such NB Capital Trust.

DEFEASANCE AND DISCHARGE

     The Indenture provides that, if no Event of Default generally shall have occured and be continuing, the Corporation (a) will be discharged from any and all obligations in respect of the Junior Subordinated Notes of a series (except for certain obligations to register the transfer or exchange of Junior Subordinated Notes, replace stolen, lost or mutilated Junior Subordinated Notes, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (including those described under " -- Certain Covenants of the Corporation"), in each case if the Corporation, at its option, deposits, in trust with the Debt Trustee or any Defeasance Agent, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of, and premium, if any, and any interest on, the Junior Subordinated Notes of such series on the dates such payments are due in accordance with the terms of such Junior Subordinated Notes. To exercise any such option, the Corporation is required to deliver to the Debt Trustee and the

Defeasance Agent, if any, an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the holders of the Junior Subordinated Notes of such series to recognize income, gain or loss for United States federal income tax purposes, with such opinion to be accompanied by a private letter ruling to that effect received by the Corporation from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to that effect published by the United States Internal Revenue Service, and (ii) if listed on any national securities exchange, such Junior Subordinated Notes would not be delisted from such exchange as a result of the exercise of such option.

GOVERNING LAW

     The Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

THE DEBT TRUSTEE

     The Corporation and certain of its affiliates have from time to time maintained deposit accounts and conducted other banking transactions with the Debt Trustee and its affiliated entities in the ordinary course of business. The Debt Trustee also serves as trustee for certain series of the Corporation's outstanding indebtedness under other indentures.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     THE FOLLOWING DESCRIPTION OF THE PREFERRED SECURITIES SETS FORTH CERTAIN GENERAL TERMS AND PROVISIONS OF THE PREFERRED SECURITIES OF ANY OF THE NB CAPITAL TRUSTS TO WHICH ANY PROSPECTUS SUPPLEMENT MAY RELATE. THE PARTICULAR TERMS OF THE PREFERRED SECURITIES OF AN NB CAPITAL TRUST OFFERED BY A PROSPECTUS SUPPLEMENT AND THE EXTENT, IF ANY, TO WHICH SUCH GENERAL PROVISIONS MAY APPLY TO THE PREFERRED SECURITIES SO OFFERED WILL BE DESCRIBED IN SUCH PROSPECTUS SUPPLEMENT.

GENERAL

     The Declaration of each NB Capital Trust authorizes the Regular Trustees of such Trust to issue on behalf of such Trust one series of Preferred Securities. Such NB Capital Trust may issue from time to time such series of Preferred Securities in amounts, at prices and on terms described in the Prospectus Supplement relating thereto. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under the respective Declarations for the purposes of the Trust Indenture Act. The Preferred Securities of an NB Capital Trust will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions, as shall be set forth in its Declaration or made part of such Declaration by the Trust Indenture Act and which will mirror the terms of the Junior Subordinated Notes to be purchased and held by such NB Capital Trust and described in the Prospectus Supplement relating thereto. As the terms regarding redemption of the Preferred Securities of an NB Capital Trust will mirror the redemption terms of the Junior Subordinated Notes to be purchased and held by such NB Capital Trust, if any such Junior Subordinated Notes are redeemed, an equivalent portion of the related Preferred Securities will be redeemed on a pro rata basis. Reference is made to the Prospectus Supplement relating to the Preferred Securities of an NB Capital Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued by such NB Capital Trust; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such NB Capital Trust and the date or dates upon which such distributions shall be payable; (iv) whether distributions on Preferred Securities issued by such NB Capital Trust shall be cumulative, and, in the case of Preferred Securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such Trust shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such NB Capital Trust to the holders of its Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of such Trust;
(vi) the obligation, if any, of such NB Capital Trust to purchase or redeem its Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, such Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of Preferred Securities issued by such NB Capital Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of such Preferred Securities, or of Preferred Securities issued by one or more NB Capital Trusts, or of both, as a condition to specified action or amendments to the Declaration of such NB Capital Trust; (viii) the terms and conditions, if any, upon which the Junior Subordinated Notes to be purchased and held by such NB

Capital Trust may be distributed to holders of its Preferred Securities; (ix) if applicable, any securities exchange upon which the Preferred Securities of such NB Capital Trust shall be listed; and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities of such NB Capital Trust not inconsistent with the Declaration of such Trust or with applicable law. Such Prospectus Supplement also will contain specific information regarding any special redemption provisions of the Preferred Securities offered thereby. The Indenture provides pass-through voting rights to the holders of the Trust Securities of each NB Capital Trust, including the Preferred Securities of any such Trust, with respect to modifications to the Indenture. As a result, the holders of Preferred Securities of an NB Capital Trust have a right to vote (in some cases as a class with holders of Common Securities of such Trust) on changes to the term of the Junior Subordinated Notes held by such Trust. See "DESCRIPTION OF THE JUNIOR SUBORDINATED
NOTES -- Modification of the Indenture."

     The Preferred Securities Guarantee relating to the Preferred Securities of an NB Capital Trust, when taken together with the Corporation's obligations under the Junior Subordinated Notes held by such Trust, the Indenture and the Declaration of such Trust, including the Corporation's obligations to pay costs, expenses, debts and liabilities of such Trust (other than with respect to the Trust Securities of such Trust), will provide a full and unconditional guarantee on a subordinated basis by the Corporation of payments due on the Preferred Securities of such Trust. See "DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES."

     The Declaration of each NB Capital Trust authorizes its Regular Trustees to issue on behalf of such Trust one series of Common Securities having such terms, including distribution, redemption, voting or liquidation rights or other restrictions, as shall be set forth therein. Except for the voting rights noted below, the terms of the Common Securities issued by an NB Capital Trust will be substantially identical to the terms of the Preferred Securities issued by such Trust, and such Common Securities will rank pari passu, and payments will be made thereon pro rata, with such Preferred Securities except that, upon an Event of Default under the Declaration of such Trust, the rights of the holders of such Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of such Preferred Securities. Except in certain limited circumstances, the Common Securities of an NB Capital Trust will also carry the right to vote to appoint, remove or replace any of the NB Trustees of such Trust. All of the Common Securities of each NB Capital Trust will be directly or indirectly owned by the Corporation.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If an Event of Default under the Declaration of an NB Capital Trust occurs and is continuing, then the holders of Preferred Securities of such Trust would rely on the enforcement by the Trust's Property Trustee of its rights, as a holder of the applicable series of Junior Subordinated Notes held by such Trust, against the Corporation. In addition, the holders of a majority in liquidation amount of the Preferred Securities of such Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Property Trustee or to direct the exercise of any trust or power conferred upon such Property Trustee under the Declaration of such Trust, including the right to direct such Property Trustee to exercise the remedies available to it as a holder of such Junior Subordinated Notes. If such Property Trustee fails to enforce its rights under the applicable series of Junior Subordinated Notes, a holder of Preferred Securities of such Trust may, to the extent permitted by applicable law, institute a legal proceeding directly against the Corporation to enforce such Property Trustee's rights under the applicable series of Junior Subordinated Notes without first instituting any legal proceeding against such Property Trustee or any other person or entity.

     Notwithstanding the foregoing, if NationsBank fails to pay interest or principal on a series of Junior Subordinated Notes on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date) and such Note Payment Failure is continuing, a holder of Preferred Securities of the NB Capital Trust holding such series of Junior Subordinated Notes may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on such series of Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such Trust (a "Direct Action") after the respective due date specified in such series of Junior Subordinated Notes. In connection with such Direct Action, the Corporation will be subrogated to the rights of such holder of Preferred Securities under the Declaration of such Trust to the extent of any payment made by the Corporation to such holder of Preferred Securities in such Direct Action.

PROPOSED TAX LEGISLATION

     On March 19, 1996, President Clinton proposed certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 (the "Proposed Legislation") if such debt obligations have a maximum term in excess of 20 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheets. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writting committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the views expressed in the Joint Statement (the "Democrat Letters"). Based upon the Joint Statement and the Democrat Letters, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Junior Subordinated Notes. There can be no assurances, however, that the effective date guidance contained in the Joint Statement and the Democrat Letters will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Corporation to deduct the interest payable on the Junior Subordinated Notes.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities issued by an NB Capital Trust. Such Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of such Preferred Securities, will be issued to and deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Preferred Securities within the DTC system must be made by or through Participants, which will receive a credit for such Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for Preferred Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of any such Preferred Securities. DTC's records reflect only the identity of the Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as DTC, or its nominee, is the registered owner or holder of a global Preferred Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented thereby for all purposes under the applicable Declaration and the Preferred Securities. No beneficial owner of an interest in a global Preferred Security will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the applicable Declaration.

     DTC has advised the Corporation that it will take any action permitted to be taken by a holder of Preferred Securities (including presentation of Preferred Securities for exchange as described below) only at the direction of one or more Participants to whose account the interests in global Preferred Securities are credited and only in respect of such portion of the aggregate liquidation amount of Preferred Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under any Preferred Securities, DTC will exchange the global Preferred Securities representing such Preferred Securities for certificated securities, which it will distribute to its Participants.

     Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices, if applicable, in respect of any Preferred Securities held in book-entry form will be sent to Cede & Co. If less than all of such Preferred Securities are being redeemed, DTC will determine the amount of the interest of each Participant to be redeemed in accordance with its procedures.

     Although voting with respect to any of the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the applicable NB Capital Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distributions on Preferred Securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, the applicable NB Capital Trust or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the applicable NB Capital Trust, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

     Except as provided herein, a Beneficial Owner of an interest in a global Preferred Security will not be entitled to receive physical delivery of the Preferred Securities represented thereby. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under such Preferred Securities.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global Preferred Securities among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Corporation, any of the NB Capital Trusts nor the trustees of any such Trust will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depositary with respect to any of the Preferred Securities at any time by giving notice to the applicable NB Capital Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Security certificates are required to be printed and delivered. Additionally, the applicable NB Capital Trust (with the consent of the Corporation) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for such Preferred Securities will be printed and delivered. In each of the above circumstances, the Corporation will appoint a paying agent with respect to such Preferred Securities.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Preferred Securities represented by a global Preferred Security.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

     Set forth below is a summary of information concerning the Preferred Securities Guarantees which will be executed and delivered by NationsBank for the benefit of the holders from time to time of Preferred Securities. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under each Preferred Securities Guarantee for purposes of the Trust Indenture Act (in such capacity, the "Preferred Guarantee Trustee"). The terms of each Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The following summary of the material terms of the Preferred Securities Guarantees does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable NB Capital Trust.

GENERAL

     Pursuant to each Preferred Securities Guarantee, the Corporation will, to the extent the applicable NB Capital Trust shall have funds available therefor, agree to pay in full, to the holders of the Preferred Securities issued by such Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Trust may have or assert. The following payments (the "Guarantee Payments") with respect to Preferred Securities issued by an NB Capital Trust, to the extent not paid by such Trust will be subject to the Preferred Securities Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Preferred Securities, to the extent such Trust shall have funds available therefor; (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price") with respect to any Preferred Securities called for redemption by such Trust to the extent such Trust shall have funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Junior Subordinated Notes held by such Trust to the holders of Preferred Securities of such Trust or the redemption of all of such Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such Trust shall have funds available therefor and (b) the amount of assets of such Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such NB Capital Trust. The redemption price and liquidation amount of any Preferred Securities will be fixed at the time such Preferred Securities are issued and will be described in the Prospectus Supplement relating to such Preferred Securities. The Corporation's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Corporation to the holders of Preferred Securities or by causing the applicable NB Capital Trust to pay such amounts to such holders.

     A Preferred Securities Guarantee will not apply to any payment of distributions except to the extent the related NB Capital Trust shall have funds available therefor. If the Corporation does not make interest payments on the Junior Subordinated Notes held by an NB Capital Trust, such Trust will not pay distributions on its Preferred Securities and will not have funds available therefor. See "DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES -- Certain Covenants of the Corporation." The Preferred Securities Guarantee relating to the Preferred Securities of an NB Capital Trust, when taken together with the Corporation's obligations under the Junior Subordinated Notes held by such Trust, the Indenture and the Declaration of such Trust, including the Corporation's obligations to pay costs, expenses, debts and liabilities of such Trust (other than with respect to the Trust Securities of such Trust), will provide a full and unconditional guarantee on a subordinated basis by the Corporation of payments due on such Preferred Securities.

     The Corporation has also agreed separately to irrevocably and unconditionally guarantee the obligations of the NB Capital Trusts with respect to each Trust's Common Securities (collectively, the "Common Securities Guarantees") to the same extent as the Preferred Securities Guarantees, except that upon an Event of Default under the Indenture, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE CORPORATION

     In each Preferred Securities Guarantee, the Corporation will covenant that, so long as any Preferred Securities issued by the applicable NB Capital Trust remain outstanding, if there shall have occurred any event that would constitute an Event of Default under such Preferred Securities Guarantee or the Declaration of such Trust, then (a) the Corporation shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than Permitted Purchases/Exchanges) or make any guarantee payments with respect to the foregoing, (b) the Corporation shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its preferred stock (other than Permitted Purchases/Exchanges) except that the Corporation may meet the same proportion of its payment obligations with respect to its preferred stock that it meets under such Preferred Securities Guarantee and (c) the Corporation shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Corporation which rank pari passu with or junior to the Junior Subordinated Notes held by such Trust.

MODIFICATION OF THE PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities of the applicable NB Capital Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in the Prospectus Supplement relating to such Preferred Securities. All guarantees and agreements contained in a Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Corporation and shall inure to the benefit of the holders of the Preferred Securities of the applicable NB Capital Trust then outstanding.

TERMINATION

     Each Preferred Securities Guarantee will terminate as to the Preferred Securities of the applicable NB Capital Trust (a) upon full payment of the Redemption Price of all such Preferred Securities, (b) upon distribution of the Junior Subordinated Notes held by such Trust to the holders of such Preferred Securities or (c) upon full payment of the amounts payable in accordance with the Declaration of such Trust upon liquidation of such Trust. Each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities of the applicable NB Capital Trust must restore payment of any sums paid under such Preferred Securities or such Preferred Securities Guarantee.

EVENTS OF DEFAULT

     An event of default under a Preferred Securities Guarantee will occur upon the failure of the Corporation to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Preferred Securities relating to such Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce such Preferred Securities Guarantee, any holder of Preferred Securities to which such Preferred Securities Guarantee relates may institute a legal proceeding directly against the Corporation to enforce the Preferred Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the applicable NB Capital Trust, the Preferred Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Corporation has failed to make a guarantee payment, a holder of Preferred Securities may directly institute a proceeding against the Corporation for enforcement of the Preferred Securities Guarantee for such payment. The Corporation waives any right or remedy to require that any action be brought first against such NB Capital Trust or any other person or entity before proceeding directly against the Corporation.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

     The Preferred Securities Guarantees will constitute unsecured obligations of the Corporation and will rank (i) subordinate and junior in right of payment to all other liabilities, including contingent liabilities, of the Corporation,
(ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Corporation and with any guarantee now or hereafter entered into by the Corporation in respect of any preferred or preference stock of any affiliate of the Corporation, and (iii) senior to the Corporation's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by the applicable NB Capital Trust by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee relating thereto.

     The Preferred Securities Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Preferred Securities Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

     The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to a Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

     The Corporation and certain of its affiliates have from time to time maintained deposit accounts and conducted other banking transactions with the Preferred Guarantee Trustee and its afifiliated entities in the ordinary course of business. The Preferred Guarantee Trustee also serves as trustee for certain series of the Corporation's outstanding indebtedness under other indentures.

GOVERNING LAW

     The Preferred Securities Guarantees will be governed by and construed in accordance with, the internal laws of the State of New York.

                        EFFECT OF OBLIGATIONS UNDER THE
                  JUNIOR SUBORDINATED NOTES AND THE GUARANTEE

     As set forth in each Declaration, the sole purpose of each of the NB Capital Trusts is to issue the Trust Securities evidencing undivided beneficial interests in the assets of such NB Capital Trust and to invest the proceeds from such issuance and sale in Junior Subordinated Notes.

     As long as payments of interest and other payments are made when due on the Junior Subordinated Notes of a series held by an NB Capital Trust, such payments will be sufficient to cover distributions and payments due on the Trust Securities of such Trust because of the following factors: (i) the aggregate principal amount of such Junior Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of such Trust Securities; (ii) the interest rate and the interest and other payment dates on such Junior Subordinated Notes will match the distribution rate and distribution and other payment dates for the Preferred Securities of such Trust; (iii) NationsBank shall pay all, and such Trust shall not be obligated directly or indirectly to pay any, costs, expenses, debts and obligations of such Trust (other than with respect to its Trust Securities); and (iv) each Declaration further provides that the NB Trustees of the respective NB Capital Trust shall not take or cause or permit such Trust to, among other things, engage in any activity that is not consistent with the purposes of such Trust.

     Pursuant to the Preferred Securities Guarantee, payments of distributions and other payments due on the Preferred Securities are guaranteed by NationsBank to the extent the applicable NB Capital Trust has funds available to make such distributions or payments. If NationsBank does not make interest payments on the Junior Subordinated Notes held by an NB Capital Trust, such Trust will not have sufficient funds to pay distributions on its Preferred Securities and the related Preferred Securities Guarantee will not apply, because the Preferred Securities Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that NationsBank has made a payment of interest or principal on the Junior Subordinated Notes held by such Trust as its sole asset. However, the Preferred Securities Guarantee of an NB Capital Trust, when taken together with the Corporation's obligations under the Junior Subordinated Notes held by such Trust, the Indenture and the Declaration of such Trust, including the Corporation's obligations to pay costs, expenses, debts and liabilities of such Trust (other than with respect to the Trust Securities of such Trust), provide a full and unconditional guarantee on a subordinated basis by the Corporation of payment due on such Preferred Securities.

     If NationsBank fails to make interest or other payments on the Junior Subordinated Notes held by an NB Capital Trust when due (taking account of any Extension Period), the Declaration of such Trust provides a mechanism whereby the holders of the Preferred Securities affected thereby, using the procedures described in the Prospectus Supplement relating to such Preferred Securities, may direct the Property Trustee to enforce its rights under such Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under such Junior Subordinated Notes, a holder of Preferred Securities of such NB Capital Trust may, to the extent permitted by applicable law, institute a legal proceeding against NationsBank to enforce the Property Trustee's rights under such Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Note Payment Failure has occurred and is continuing, a holder of Preferred Securities of an NB Capital Trust may institute a Direct Action for payment after the respective due date specified in the Junior Subordinated Notes held by such Trust. In connection with such Direct Action, NationsBank will be subrogated to the rights of such holder of Preferred Securities under the Declaration of such NB Capital Trust to the extent of any payment made by NationsBank to such holder of Preferred Securities in such Direct Action. NationsBank, under each Preferred

Securities Guarantee, acknowledges that the Preferred Guarantee Trustee shall enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities to which such Preferred Securities Guarantee relates. Notwithstanding the foregoing, if NationsBank fails to make payments under a Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities to which such Preferred Securities Guarantee relates may direct the Preferred Guarantee Trustee to enforce its rights thereunder. Any holder of such Preferred Securities may institute a legal proceeding directly against NationsBank to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee without first instituting a legal proceeding against the applicable NB Capital Trust, the Preferred Guarantee Trustee or any other person or entity.

     The above mechanisms and obligations, taken together, provide a full and unconditional guarantee, on a subordinated basis, by NationsBank of payments due on the Preferred Securities. See "DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES -- General."

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the NB Capital Trusts by Richards, Layton & Finger, special Delaware counsel to the NB Preferred Trusts. The validity of the Junior Subordinated Notes and the Preferred Securities Guarantees and certain matters relating thereto will be passed upon for NationsBank by Smith Helms Mulliss & Moore, L.L.P. and for the underwriters by Stroock & Stroock & Lavan. Certain United States federal income taxation matters will be passed upon for NationsBank and the NB Capital Trusts by Stroock & Stroock & Lavan, special tax counsel to NationsBank and the NB Capital Trusts. Smith Helms Mulliss & Moore, L.L.P. and Stroock & Stroock & Lavan will rely on the opinion of Richards, Layton & Finger as to matters of Delaware law. As of the date of this Prospectus, certain members of Smith Helms Mulliss & Moore, L.L.P. beneficially own approximately 50,000 shares of the Corporation's Common Stock.

                                    EXPERTS

     The consolidated financial statements of the Corporation incorporated in this Prospectus by reference to the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The supplemental consolidated financial statements of Boatmen's Bancshares, Inc. at December 31, 1995 and 1994, and for the three years ended December 31, 1995, incorporated herein by reference from the Corporation's Current Report on Form 8-K filed on September 6, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in its report thereon incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS GLOBAL PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS GLOBAL PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NATIONSBANK CORPORATION, NB CAPITAL TRUST III OR NATIONSBANC CAPITAL MARKETS, INC. NEITHER THE DELIVERY OF THIS GLOBAL PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NATIONSBANK CORPORATION OR NB CAPITAL TRUST III SINCE THE DATE HEREOF. THIS GLOBAL PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THIS GLOBAL PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS ARE TO BE USED BY NATIONSBANC CAPITAL MARKETS, INC., A BROKER-DEALER AND A DIRECT WHOLLY OWNED SUBSIDIARY OF THE CORPORATION, IN CONNECTION WITH OFFERS AND SALES RELATED TO SECONDARY MARKET TRANSACTIONS.
                               TABLE OF CONTENTS

                                                        PAGE
                GLOBAL PROSPECTUS SUPPLEMENT
NationsBank Corporation...............................  S-5
NB Capital Trust......................................  S-5
NationsBank Corporation Selected Financial Data.......  S-6
Recent Developments...................................  S-7
Risk Factors..........................................  S-8
Capitalization........................................  S-13
Ratios of Earnings to Fixed Charges...................  S-15
Accounting Treatment..................................  S-15
Use of Proceeds.......................................  S-15
Description of the Junior Subordinated Notes..........  S-16
Description of the Capital Securities.................  S-22
Description of the Capital Securities Guarantee.......  S-34
Effect of Obligations Under the Junior Subordinated
  Notes and the Capital Securities Guarantee..........  S-34
United States Federal Income Taxation.................  S-35
Certain United States Federal Income Tax Consequences
  to Foreign Investors................................  S-38
ERISA Considerations..................................  S-39
Plan of Distribution..................................  S-41
Legal Matters.........................................  S-41
Listing of Capital Securities and Related Matters.....  S-41
                         PROSPECTUS
Incorporation of Certain Documents by Reference.......    3
Available Information.................................    3
NationsBank Corporation...............................    4
The Trusts............................................    8
Use of Proceeds.......................................    9
Ratios of Earnings to Fixed Charges and to Combined
  Fixed Charges and Preferred Stock Dividends.........   10
Plan of Distribution..................................   10
Description of the Junior Subordinated Notes..........   11
Description of the Preferred Securities...............   15
Description of the Preferred Securities Guarantees....   18
Effect of Obligations Under the Junior Subordinated
  Notes and the Guarantee.............................   21
Legal Matters.........................................   22
Experts...............................................   22

                    500,000 FLOATING RATE CAPITAL SECURITIES
                              NB CAPITAL TRUST III
                        FLOATING RATE CAPITAL SECURITIES
                                 GUARANTEED AS
                              SET FORTH HEREIN BY
                           NATIONSBANK(Register mark)
                          GLOBAL PROSPECTUS SUPPLEMENT
                       NATIONSBANC CAPITAL MARKETS, INC.
                                JANUARY 22, 1997